Exhibit 10.17

AGREEMENT OF (i) PURCHASE OF ASSETS RELATED TO THE MOVILCARGA

BUSINESS AND (ii) REGULATION OF ANY OTHER ACTIONS AND

AGREEMENTS DERIVED FROM THIS TRANSMISSION

Among

EURONET MEFLUR MOVILCARGA, S.L.

as Buyer

EURONET WORLDWIDE, INC.

as Guarantor

EURONET SPANISH HOLDCO, S.L.

as obliged party in the terms established in this Agreement

MR. BERNABÉ-SIMÓN NOYA MUR

as obliged party in the terms established in this Agreement

and

MEFLUR, S.L., Sole Partner Company

as Seller

-i-

THIS AGREEMENT OF (i) PURCHASE OF ASSETS RELATED TO THE MOVILCARGA BUSINESS AND (ii) REGULATION OF ANY OTHER ACTIONS AND AGREEMENTS DERIVED FROM THIS TRANSMISSION is entered into and formalized in Madrid on November 3, 2004,

BY AND BETWEEN

(A)	MEFLUR, S.L., a Sole Partner company of Spanish nationality, with registered offices at Polígono Industrial Paules, c/ Eugenio de Usandizaga, P47A, Monzón, Huesca (Spain), incorporated by means of a public deed granted on November 26, 1991 before the Public Notary of Barcelona, Mr. Fernando Hospital Rusiñol, under number 5.480 of his records; adapted its By-laws to the Spanish Limited Liability Companies Act by means of a public deed granted on May 26, 1998 before the Public Notary of Monzón (Huesca), Mr. Eduardo Cortés León, under number 726 of his records; with tax identity number B-59929562, and registered at the Mercantile Registry of Huesca at Volume 318, Book 154, Page 159, Sheet HU-3.764, entry 8ª. Represented as regards the execution of this agreement by Mr. Bernabé-Simón Noya Mur, in his capacity as legal representative of the Sole Director of Meflur, S.L., the company CORPORACIÓN GRUPO MEFLUR, S.L., by virtue of a public deed granted on May 27, 2004 before the Public Notary of Monzón (Huesca) Mr. Jaime Rivera Vidal, under number 661 of his records (hereinafter, the “Seller”).

(B)	EURONET WORLDWIDE, INC., a Delaware (USA) company, with its principal offices at 4601 College Boulevard, Leawood, Kansas, 66211, created on December 13, 1996 by registration with the Delaware Secretary of State under reference number 960367520-2692579, duly represented in this act by Mr. Michael J. Brown, Chief Executive Officer of said company, and duly empowered by virtue of the public deed granted by the notary of Shawnee, Kansas, Ms. Deborah T. Long, granted on 26 October 2004, and duly apostilled on 27 October 2004 (hereinafter, the “Guarantor”).

(C)	EURONET MEFLUR MOVILCARGA, S.L., a Sole Partner company of Spanish nationality, with registered offices at Madrid, c/ Velazquez 108-110, planta 7ª, incorporated by means of a public deed granted on October 22, 2004, before the Public Notary of Madrid, Mr. Ignacio Maldonado Ramos, under number 4.373 of his records; with provisional tax identity number B-84134261, and pending registration at the Mercantile Registry of Madrid. Represented as regards the execution of this agreement by Mr. Thierry Michel, of legal age, French, single, with domicile for these purposes at Madrid, calle Velázquez 108-110, and with French identification card number 981192203578, as Sole Administrator, by virtue of the referred public deed of incorporation (hereinafter, the “Buyer”).

(D)

EURONET SPANISH HOLDCO, S.L., a Sole Partner company of Spanish nationality, with registered offices at Madrid, calle Velázquez 108-110, planta 7ª, incorporated by means of a public deed granted on October 22, 2004 before the Public Notary of Madrid, Mr. Ignacio Maldonado Ramos, under number 4.372 of his records;

with provisional tax identity number B-84134246, and pending registration at the Mercantile Registry of Madrid. Represented as regards the execution of this agreement by Mr. Thierry Michel, as Sole Administrator, by virtue of the referred public deed of incorporation (hereinafter, “Euronet Holding”).

Mr. Bernabé-Simón Noya Mur, of legal age, Spanish, married, with domicile at Avda. Lérida 5, Monzón (Huesca), and with Tax Identification Number 73.189.386-M (hereinafter, “Mr. Noya”). He is, indirectly, the Seller’s major shareholder.

The Seller, the Buyer, the Guarantor, Euronet Holding and Mr. Noya shall be referred to hereinafter, on an individual basis, as a “Party” and, jointly, as “All the Parties”. The Seller and the Buyer shall be referred to hereinafter jointly as the “Parties”.

All the Parties reciprocally acknowledge their legal capacity and representation necessary for the granting of the present Agreement of (i) Purchase of Assets related to MovilCarga Business and (ii) regulation of any other actions and agreements derived from this transmission (referred to hereinafter as the “Agreement”).

RECITALS

I.	Whereas, at present, Buyer’s entire capital stock, fully issued and outstanding, is €3,006, divided into 3,006 shares (“participaciones sociales”), fully subscribed and paid in, numbers 1 to 3,006, both inclusive, with a face value of € 1 per share. At the moment of signing this Agreement, the Sole Partner of Buyer is the Spanish company called EURONET SPANISH HOLDCO, S.L (Euronet Holding). However, once the capital increase of Buyer referred to in Recital II (iii) is formalized as described therein, Seller shall also be shareholder of Buyer with a 20% share of its capital stock.

II.	Whereas, on June 21, 2004, the Seller and the Guarantor, ultimate parent company of the Buyer, signed a Binding Offer establishing the main terms of a transaction consisting of the acquisition by Buyer (referred in the said Binding Offer as “Euronet”) of the 80% of Seller’s MovilCarga Business (as defined below), (hereinafter, the “Transaction”). The Binding Offer was amended on September 15, 2004 for the only purposes (i) to extend its term to October 15, 2004 and (ii) to apply for the necessary relevant formal authorization to be granted by Seller so that Buyer could use the words “Meflur” and “Movilcarga”, among others, as its corporate name (hereinafter, the “Extended Binding Offer”). Afterwards, on October 14, 2004, the Seller and the Guarantor signed a second extension to the Binding Offer (hereinafter, the “Second Extended Binding Offer”) (i) to extend the term of the Binding Offer to November 15, 2004 and (ii) to clarify that it was not necessary any authorization from Seller when applying for the corporate name of Buyer. Therefore, until the signature of this Agreement, the terms of the Binding Offer have remained completely in force.

In the Binding Offer, the Seller and the Guarantor established two possible legal structures to carry out the Transaction, pending determination of which of them would be finally used. However, after the signing of the Binding Offer, All the Parties have agreed to carry out the Transaction through a new legal structure as follows:

(i)	Buyer has been duly incorporated by means of a public deed granted on October 22, 2004, before the Public Notary of Madrid, Mr. Ignacio Maldonado Ramos, under number 4.373 of his records.

(ii)	Buyer will acquire today from Seller an 80% pro indiviso interest in the assets listed in Annex A, which includes all assets necessary to operate the MovilCarga Business (as defined below) on a stand-alone basis (hereinafter, 100% of the assets of the MovilCarga Business shall be referred to as the “Assets”) by means of this Agreement.

For clarification purposes, it is stated that the Assets are not, however, all the assets currently comprised within the Seller´s MovilCarga Business (as defined below), because some of such assets, which are not necessary to operate the MovilCarga Business on a stand-alone basis, such as the accounts receivable, are not being transmitted by Seller to Buyer.

Additionally, the Parties have reached an agreement under the terms established in clause 2.4 regarding the following issues (a) 1,000 new POS machines already received by Seller; (b) deposits related to certain machines listed in Annex A; (b) prepaid amounts made by some retailers; and (d) a leasing agreement in force signed with Banco Guipuzcoano.

(iii)	The same day (on the Closing Date, as defined below) and promptly after the referred sale to be carried out by this Agreement is formalized in a public document, Seller is going to contribute the remaining 20% pro indiviso interest in the Assets to Buyer by means of the corresponding capital increase public deed (hereinafter, the “Capital Increase Public Deed”).

The amount of the capital increase shall be € 1,250, divided into 1,250 shares (“participaciones sociales”), fully subscribed and paid in by the Seller, numbers 5,001 to 6,250, inclusive, with a face value of € 1 per share (with a total premium of € 6,398,750, that is, €5,119 per new share. It is stated that prior to this capital increase, in the same public deed, a previous capital increase (that is not part of this Transaction) by off-set of loans against Buyer, fully subscribed and paid in by Euronet Holding, has been formalized. Therefore, the resulting share capital of the Buyer after the two capital increases referred to above amounts to € 6,250.

It is agreed that, on the same act of the formalization of the Capital Increase Public Deed, Buyer shall pay by nominative bank check of Bank of America to Seller the VAT corresponding to the contribution of the 20% pro indiviso interest in the Assets referred to in this point (iii), that amounts to € 1,024,000.

After said capital increase, Euronet Holding will have 80% of the capital stock in Buyer and Seller will have the remaining 20% of said Buyer’s capital stock.

It is acknowledged by the Parties that they would not agree to the sale formalized under this Agreement if the contribution referred to above was not to be carried out immediately afterwards, because both operations (the sale and the contribution), together with all of the transactions provided for herein, and necessary to implement the Transaction, are part of the same purpose of the Parties in entering into this Agreement: to enter into partnership with the Buyer, because its experience in the same market, its financial and technological means, and its excellent reputation in the market, are expected to boost the MovilCarga Business.

(iv)	Simultaneously with this Agreement and with the Capital Increase Public Deed, Seller also, among other actions,

(a)	is transferring to Buyer the employees that currently work in the MovilCarga Business (as defined below), by carrying out the necessary steps under Spanish Labour Law in force (without prejudice of the requirement to carry out certain further actions for this purpose following the Closing Date (as defined below) either by Seller and/or by Buyer according to Spanish Labour Law). Attached to this Agreement as Annex B is a list of such employees (hereinafter, the “Employees”).

(b)	will sign several contracts with Buyer to entitle it to carry out the MovilCarga Business on a stand-alone basis from now on. Some of these contracts are the following:

(1)	An Assignment of Contracts Agreement: in order to assign in favor of the Buyer all the contracts or commercial relationships entered into by Seller, either in writing or verbally, with different counterparties and that are related to the MovilCarga Business. As explained in the Assignment of Contracts Agreement, the three following different groups of contracts or commercial relationships can be distinguished:

(i)	contracts with the different retailers, distributors or agents listed in Annex 1 attached to the Assignment of Contracts Agreement, that the Buyer has knowledge of, (hereinafter, the “Business Contracts”);

(ii)

a leasing agreement regarding some machines related to the MovilCarga Business entered into with Banco Guipuzcoano. This contract is attached to the Assignment Contracts Agreement as Annex 2, that the Buyer has knowledge of, (hereinafter, the “Leasing Contract”). It is also stated that Seller has cancelled prior to the Closing Date (as defined hereinafter) a leasing agreement regarding some machines (included in the List of Assets contained in Annex A) related to the MovilCarga Business entered into with BBVA and an insurance agreement entered into with the company “AXA Seguros”, although the formal cancellation (that is to say, the one reflected in the computers of BBVA) will take place on November 5, 2004; and

(iii)	contracts with the suppliers listed in Annex 3 to the Assignment of Contracts Agreement, that the Buyer has knowledge of, (hereinafter, the “Remaining Contracts”).

The Business Contracts, the Leasing Contract and the Remaining Contracts, shall be jointly referred to as the “MovilCarga Contracts”.

Attached to this Agreement as Annex C is a copy of said Assignment of Contracts Agreement. Seller shall also carry out all necessary actions to try to obtain the necessary consents from the counterparties of all of the MovilCarga Contracts in the terms stated in this Agreement, and Buyer shall collaborate with Seller and use its best efforts to obtain such approvals.

(2)	A Lease Agreement regarding the Premises (as defined below).

(3)	A Services Agreement by which Buyer entrusts to the Seller the development of various services, solely as an independent provider of professional services. The Parties acknowledge that the execution of this Agreement is fully related to the simultaneous execution of the Services Agreement, since the Services Agreement is essential to this Transaction. Attached to this Agreement as Annex D is a copy of said Services Agreement.

(4)	A Software License Agreement regarding the software used in the MovilCarga Business.

III.	Whereas, the Buyer, under the terms and in consideration of the covenants and representations contained in this Agreement, is interested in acquiring an eighty percent (80%) interest in the MovilCarga Business, and the Seller, under the terms and in consideration of the covenants and representations herein contained, is interested in selling an eighty percent (80%) interest in the MovilCarga Business.

IV.	Whereas, the Guarantor is the ultimate 100% parent of Buyer and has agreed to (i) provide a guarantee of the fulfillment of all the obligations of Buyer under this Agreement, and (ii) provide Buyer with Guarantor’s shares (and, in particular, with Euronet Shares, as defined in clause 3.3.5) of its stock which will be used by Buyer in order to pay the portion of the Purchase Price (as defined below) as required under clauses 3.2.1.2 and 3.3.5 of this Agreement. And for these purposes the Guarantor signs this Agreement.

Therefore, All the Parties execute the present Agreement including the following clauses:

CLAUSE 1. DEFINITIONS AND INTERPRETATION

1.1	Certain capitalized terms and expressions used in this Agreement are defined herein below:

1.1.1	“Financial Information” means the financial and commercial statements related to the MovilCarga Business, consisting of (i) the Profit and Loss Account of Movilcarga Business (as defined below) from January 1 to September 30, 2004 (hereinafter, the “P&L”) and (ii) a list of the credits and debts Seller has on the Closing Date (as defined below) with clients and suppliers related to the Movilcarga Business (as defined below) (hereinafter, the “List”). The P&L is attached to this Agreement as Annex E, and has been prepared by the Seller, and the List shall be provided to the Buyer, within ten (10) days from the date of this Agreement.

1.1.2	“Financial Information Date” means the respective dates of the Financial Information: regarding the P&L, January 1-September 30, 2004; and regarding the List, November 3, 2004.

1.1.3	“Affiliate” means, with respect to a corporate entity, any other corporate entity which is part of the same group, according to the definition of group in Article 4 of the Securities Market Law (“Ley del Mercado de Valores”) or any other individual who controls, directly or indirectly, said corporate entity in accordance with the definition of control and unit of decision in Article 4 of the Securities Market Law and in article 42 in force of the Spanish Commerce Code.

1.1.4	“Agreement” means this Agreement, including any and all of its recitals, clauses, paragraphs, sections, annexes and appendices.

1.1.5	“All the Parties” means Seller, Buyer, Guarantor, Mr. Noya and Euronet Holding.

1.1.6	“Authorizations” means all permits, licenses, consents, approvals, certificates, registrations and other authorizations required according to any laws in order to carry out the MovilCarga Business, for the ownership, possession, occupation or use of any Asset or for the signing and performance of this Agreement.

1.1.7	“Base Price” shall mean TWENTY FIVE MILLION SIX HUNDRED THOUSAND EUROS (€25,600,000), which is the estimated amount of the total purchase price that will be payable under this Agreement if the MovilCarga Business generates the financial results estimated by both Parties in relation to the Earn Out Payment (as defined below).

1.1.8	“Binding Offer” shall mean the binding document, signed between the Seller and the Guarantor on June 21, 2004, establishing the main terms of the Transaction, whose term was extended to October 15, 2004, by virtue of the Extended Binding Offer, and afterwards extended to November 15, 2004, by virtue of the Second Extended Binding Offer; both documents also signed by the Seller and the Guarantor on September 15, 2004 and October 14, 2004, respectively.

1.1.9	“Buyer” means EURONET MEFLUR MOVILCARGA, S.L., a Sole Partner company of Spanish nationality, with registered offices at Madrid, C/ Velazquez 108-110,

planta 7ª, incorporated by means of a public deed granted on October 22, 2004, before the Public Notary of Madrid, Mr. Ignacio Maldonado Ramos, under number 4.373 of his records; with provisional tax identity number B-84134261, and pending registration at the Mercantile Registry of Madrid.

1.1.10	“Buyer’s and Guarantor’s Representations and Warranties” means any and all of the Representations and Warranties contained in clause 7 of the Agreement that refer to Buyer and Guarantor, as applicable.

1.1.11	“Charge” means rights of mortgage, charge, pledge, encumbrance, right of use, right of use and possession, option, restriction, right of first refusal or right of redemption, preferential right, easement, lease, license, right or interest of third parties or any other type of charge.

1.1.12	“Closing Date” shall mean the date of signature of this Agreement and, consequently the date where payment of (i) the Initial Price (as defined below) and (ii) the VAT accrued on the Base Price, is made under this Agreement.

1.1.13	“Competitive Activities” shall have the meaning stated in clause 8.1 of this Agreement.

1.1.14	“Confidential Information” means all information that is not in the public domain and is used or is related in any other way to the business, clients, financial matters or any other matters of the MovilCarga Business, of the Seller, of Buyer or of any Buyer’s Affiliate.

1.1.15	“Deferred and Conditional Price” shall mean a deferred amount to be paid by Buyer to Seller, divided into two (2) parts, according to clause 3.2.

1.1.16	“Earn Out Payment” shall mean Part B of the Deferred and Conditional Price in the terms established in clauses 3.2.1.2 and 3.3.

1.1.17	“EBITDA” means earnings before interest, taxes, depreciation and amortization as determined in accordance with generally accepted accounting principles as applied in Spain (“GAAP”), provided that the following adjustments shall be made in each case in which EBITDA is required to be calculated under this agreement:

EBITDA shall be adjusted to exclude any non-recurring, extraordinary or unusual items or transactions that have a positive or negative impact on EBITDA. Such items may include revenues or expenses coming from or relating to products different from those of the MovilCarga Business, and shall, subject to the provisions of clause 3.5, not be limited to, gains or losses on sale of assets or sale/leaseback transactions, profits from the sale of terminals, software, hardware or other similar items, if not within the ordinary and recurring course of business, gains on the sale of customer bases, correction of prior period accounting matters, or other matters similar in nature that do not contribute to recurring and ongoing profits.

Particular attention shall be paid to the timing of the realization of income or expenses, and in the event any income or expense has been improperly allocated according to GAAP to a period, or intentionally delayed or accelerated for the purpose of affecting calculations of EBITDA hereunder, such amount shall be shifted back to the period where it should have been reflected or would have been realized if it were not reason for such delay or acceleration.

“Year 2 EBITDA” shall mean three times the EBITDA realized by Buyer from the MovilCarga Business during the four full calendar months ending immediately prior to the second anniversary of Closing Date; that is to say, Year 2 EBITDA will be equal to EBITDA for the period July to October 2006, inclusive, multiplied by three. The Parties agree that the amount of EBITDA for the four month measurement period considered for purposes of the calculation of the Earn Out Payment may not differ, in excess or in defect, by more than 20% from the EBITDA that was realized by Buyer during the four-month period prior to such measurement period.

Debts that Buyer may have with any third party or with any company of its Group as a consequence of the Buyer having received from any such third party or company within its Group as a loan (or several loans) the amount of which was used by the Buyer to pay to the Seller the Deferred and Conditional Price and/or the Transaction VAT (as defined below) and/or the VAT corresponding to the contribution of the 20% referred to in Recital II shall not affect (that is to say, reduce) in any manner, Year 2 EBITDA.

In the event that there is a merger of any new entity (or a purchase of assets by the Buyer of another business similar to MovilCarga Business) into Buyer on or before the end of the period used for calculation of Year 2 EBITDA, then the following rules shall be applied in calculating EBITDA of the Buyer allocable to the MovilCarga Business:

Buyer shall maintain separate books for the MovilCarga Business unit for the purpose of calculating Year 2 EBITDA; the MovilCarga Business shall be considered to have realized all revenues from (a) terminals operated by Buyer that are already operated on or before the date of the merger, plus any new terminals installed by MovilCarga Business unit employees under contracts signed by the MovilCarga Business unit, and (b) wholesale PIN sales made by the MovilCarga Business unit;

General, commercial (marketing, advertising, publicity, market research and administration expenses (hereinafter, the “SG&A”) of the Buyer for the period following the merger (or the purchase of assets) shall be allocated to the MovilCarga Business by taking into account the same level of SG&A expenses that the MovilCarga Business had during the four months prior to the merger or purchase of assets.

1.1.18	“Employees” means those employees of Seller transferred to Buyer specifically indicated in the list attached hereto as Annex B, as part of the MovilCarga Business pursuant to paragraph (e) of clause 2.2 below.

1.1.19	“Euronet Group of Companies” shall mean all Affiliates of Guarantor.

1.1.20	“Industrial and Intellectual Property Rights” means any of the following to the extent they have been used by the Seller in connection with the MovilCarga Business:

patents, trademarks, utility models, registered designs, trade names, signs, technical knowledge, know-how, non-registered trademarks, copyrights, intellectual property, inventions and other rights under licenses, orders and laws issued worldwide, as well as the applications for any of those rights.

1.1.21	“Initial Price” shall mean an aggregate amount of EIGHT MILLION EUROS (€8,000,000) that the Buyer is to pay to the Seller on the Closing Date by means of a payself check issued by Bank of America.

1.1.22	“MovilCarga Business” means any kind of activity that consists of the supply to retailers and distributors of recharge for mobile telephones. Such recharges can be provided through the following methods:

a)       Off-line: through (i) the sale of physical cards that contain a code and that are physically handed to retailers and distributors and (ii) the sale of PINS (electronic codes that enable the sale through machines), (hereinafter, the “Off-line Business”).

b)       On-line: consists of a connection from the central-host of the Seller or the Buyer, as the case may be, to Telefonica Móviles España S.A.U and, at the same time, to machines placed in different points of sale of retailers, distributors and wholesalers, and that permits the sale on a real time basis.

1.1.23	“Party” means Seller or the Buyer, or the Guarantor, or Euronet Holding, or Mr. Noya, as the case may be.

1.1.24	“Parties” means Seller and the Buyer.

1.1.25	“PINs” means electronic codes that enable the sale through machines.

1.1.26	“Premises” means the premises where the MovilCarga Business is going to be carried out by Buyer from now on, by virtue of the corresponding Lease Agreement to be entered into today between Buyer (as lessee) and the Seller (as owner).

1.1.27	“Projections” meas the projected financial results of the MovilCarga Business, as reflection in Annex F.

1.1.28	“Purchase Price” shall mean the total amount (excluding VAT) to be paid by Buyer to Seller in consideration of the transfer of the 80% of Seller’s MovilCarga Business, comprised of the Initial Price and of the Deferred and Conditional Price.

1.1.29	“Revenues” means gross income, net of VAT regarding the On-line Business received by a Party, both from current clients and any other clients Buyer may have in the future.

a)       “June 2004 Revenues” means the Revenues of the On-line Business received by Seller during the month of June 2004, amounting to Euro 7,410,675.86. This amount includes the On-line Revenues from retailers, distributors and wholesalers (excluding VAT) existing as at June 2004.

b) “December 2004 Revenues” mean the Revenues of the On-line Business that are received by Buyer during the month of December 2004. In order to determine December 2004 Revenues, some revenues have to be excluded (that is to say, will not be taken into account) and in particular and exclusively, those Revenues coming from each new distributor and/or wholesaler (that is, distributors and/or wholesalers which were not already distributors and/or wholesalers of the MovilCarga Business as at June 2004, hereinafter, the “New Distributors and/or Wholesalers”) which generates individually more than 5% of December 2004 Revenues. Both Parties agree that chains (that is to say, clients that buy products for themselves or for their own group but not to resell) shall be considered as retailers. A central purchasing office that belongs to the same Group (as defined in Article 4 of the Securities Market Law and in current Article 42 of the Spanish Commerce Code) as a retail chain will be considered as a retailer and not a New Distributor and/or a New Wholesaler, but a central purchasing office for retailers that is not a member of the same Group will be considered a New Distributor and/or a New Wholesaler for the purposes above.

1.1.30	“Seller” means MEFLUR, S.L., a company of Spanish nationality, with registered offices at Polígono Industrial Paules, c/ Eugenio de Usandizaga, P47A Monzón, Huesca (Spain), incorporated by means of a public deed granted on November 26, 1991 before the Public Notary of Barcelona, Mr. Fernando Hospital Rusiñol, under number 5.480 of his records; adapted its By-laws to the Spanish Limited Liability Companies Act by means of a public deed granted on May 26, 1998 before the Public Notary of Monzón (Huesca), Mr. Eduardo Cortés León, under number 726 of his records; with tax identity number B-59929562, and registered at the Mercantile Registry of Huesca at Volume 318, Book 154, Page 159, Sheet HU-3.764, entry 8ª.

1.1.31	“Seller’s Representations and Warranties” means any and all of the Representations and Warranties contained in clause 6 of the Agreement.

1.1.32	“Services Agreement” means the agreement entered into by and between the Buyer and the Seller, by which the Buyer entrusts to the Seller the provision of various services.

1.1.33	“Taxes” means any form of taxation, duty, charge or levy of any kind, including without limitation, direct and indirect taxes and value added taxes and any ancillary fine, penalty, supplement or interest, which are established by any authority, body or official, either local, provincial, regional, of an Autonomous Community, governmental, from the State or any other type in any part of the world.

1.1.34	“Transaction VAT” shall mean the amount resulting of applying 16% (that is, the applicable percentage under the Spanish Value Added Tax Law in force) to the Purchase Price.

1.1.35	“Transaction Initial VAT” shall mean the amount resulting of applying 16% to the Base Price.

1.2	The annexes and appendices form part of the Agreement and any reference to this Agreement is also a reference to its schedules, annexes and appendices. Any reference made in this Agreement to a clause, paragraph, section, recital, annex or appendix is a reference to a clause, paragraph, section, recital, annex or appendix of this Agreement.

1.3	Any reference to time is understood to be a reference to the calendar and time in Madrid, Spain.

1.4	Any reference to legislation, rules or regulations includes any new legislations, updates, corrections or amendments of same which are in force at any given time.

CLAUSE 2. SALE-PURCHASE

2.1	According to the terms of this Agreement and taking into consideration the representations and warranties included in the present Agreement, the Seller sells and the Buyer buys an eighty percent (80%) interest in the MovilCarga Business by acquiring from Seller the eighty percent (80%) pro indiviso interest in the Assets listed in Annex A and by entering into the other actions that this Transaction implies as described in this Agreement, at the Purchase Price stated in clause 3 herein.

2.2	Actions to be carried out to the transfer of MovilCarga Business

The Seller acknowledges that Buyer is executing this Agreement on the basis that it will become the new owner of MovilCarga Business from the date hereof, which implies, inter alia, the following:

(a) The transmission of the eighty percent (80%) pro indiviso interest in the Assets from Seller to Buyer by means of this Agreement.

(b)     The contribution by the Seller to the Buyer of the remaining twenty percent (20%) pro indiviso interest in the Assets, through the formalization of the Capital Increase Public Deed, simultaneously with this Agreement; as stated above, on the same act of the formalization of the Capital Increase Public Deed, the Buyer shall pay by payself bank check of Bank of America to Seller the VAT corresponding to the contribution of the 20% pro indiviso interest in the Assets in the amount of € 1,024,000.

(c)     Simultaneously with the execution of this Agreement, a contractual relationship previously existing between the Seller and Telefónica Móviles España, S.A.U., is being restructured through the execution of a new agreement (the “New Telefónica Agreement”) that is in form and substance satisfactory to Buyer.

(d)     Simultaneously with the execution of this Agreement and the Capital Increase Public Deed, the Seller is signing an agreement for the assignment to Buyer (the Assignment of Contracts Agreement), as an essential part of the

MovilCarga Business, of all the MovilCarga Contracts, including those agreements which are listed in the annexes to the Assignment of Contracts Agreement. The transfer of any MovilCarga Contracts under such Assignment of Contracts Agreement shall be effective, subject only to the receipt of the corresponding third parties consents, either express or tacit. The Buyer will also cooperate with the Seller, if necessary, in the obtaining of such consents.

(e)     Simultaneously with the execution of this Agreement and the Capital Increase Public Deed, Seller will take any necessary steps under Spanish Labor Law for the implementation of the transfer to Buyer, as an essential part of the MovilCarga Business, of the employment contracts with these employees specified in Annex B (and the price stated in clause 3 has been determined taking into account this essential part of the MovilCarga Business). It is acknowledged that further formalities are required for such transfer, and Seller agrees to cooperate fully with Buyer in the completion of such formalities.

(f)      Simultaneously with the execution of this Agreement and the Capital Increase Public Deed, as an essential part of the MovilCarga Business, Seller is signing with Buyer (as lessee), a Lease Agreement for space occupancy at the Premises, unless Buyer elects to relocate its operations (and the price stated in clause 3 has been determined taking into account this essential part of the MovilCarga Business).

(g)     Simultaneously with the execution of this Agreement and the Capital Increase Public Deed, as an essential part of the MovilCarga Business, Seller is signing with Buyer a License Agreement regarding the software used in the MovilCarga Business (and the price stated in clause 3 has been determined taking into account this essential part of the MovilCarga Business).

2.3	Provisions Regarding Working Capital

2.3.1	The Parties intend that the benefit and burdens of the MovilCarga Business be transferred to Buyer on the Closing Date, by means of this Agreement and the Capital Increase Public Deed. Therefore, the Parties agree as follows:

2.3.2	The Parties will determine, as of the Closing Date, the amount of PIN inventory that is held by Seller in connection with the MovilCarga Business. All such inventory shall be sold at cost by Seller to Buyer on the Closing Date, and Seller shall invoice Buyer for the cost thereof. Such invoice shall be included in the settlement performed at the Working Capital Settlement, as defined in clause 2.3.5 below (therefore, the corresponding payment shall be treated in the context of the Working Capital Settlement; – that is to say, it shall be subject to off-set, if any).

2.3.3	All accounts payable, prepaid expenses, receivables relating to products or services that must be performed or delivered by Buyer after the Closing Date, or other items of working capital associated with the MovilCarga Business shall be allocated between

Seller and Buyer based on whether they are attributable to the period prior to the Closing Date (in which case they shall be attributed to Seller) or after the Closing Date (in which case they shall be attributed to Buyer). Invoices effecting such allocation shall be issued, and such invoices shall be included in the settlement carried out at the Working Capital Settlement.

2.3.4	Seller shall be entitled to receive all revenues associated with the operation of the MovilCarga Business prior to the Closing Date. If Buyer receives any payments from customers or clients of the MovilCarga Business relating to the period before the Closing Date, such payments shall be taking into account when preparing the Working Capital Settlement and, therefore, for the corresponding offseting of amounts, in the terms referred to in clause 2.3.5.

Buyer shall be entitled to receive all revenues derived from the operation of the MovilCarga Business following the Closing Date. If Seller receives any payments from customers or clients of the MovilCarga Business relating to the period after the Closing Date, such payments shall be taking into account when preparing the Working Capital Settlement and, therefore, for the corresponding offseting of amounts, in the terms referred to in clause 2.3.5.

2.3.5	The Parties shall meet to engage in a verification and settlement of the above amounts within fifteen (15) business days after Closing Date (the “Working Capital Settlement”). At the Working Capital Settlement, the amounts payable by Buyer to Seller and vice versa shall be offset against each other, and the Party owing amounts to the other following such offsets shall make payment of such amount by wire transfer of immediately available funds, within the five (5) following business days.

2.3.6	For clarification purposes, it is stated that the invoicing system agreed by the Parties, in order not to alter the normal invoicing system Seller has been applying up to the Closing Date, is the following:

Regarding retailers, distributors and wholesalers in relation with which the normal system of invoicing is on a weekly basis (most of them): (a) Seller shall issue the last invoice on November 4, covering the period between October 28 at 00:00 hours to November 3 at 24:00 hours; and (b) Buyer shall issue its first invoice on November 11, covering the period between November 4 at 00:00 hours to November 10 at 24:00 hours.

Regarding the distributors (Grupo VIPS and Supermercados Pujol, S.L.) in relation with which the normal system of invoicing is on a monthly basis: (a) Seller shall issue the last invoice on November 4, covering the period between October 1 at 00:00 hours to November 3 at 24:00 hours; and (b) Buyer shall issue its first invoice on December 4, covering the period between November 4 at 00:00 hours to December 3 at 24:00 hours.

For clarification purposes, the first invoice issued by Buyer mentioned in this clause 2.3.6, (i) and (ii) is the same invoice referred to in clause 8.6 as the First Invoice.

The Parties state that Telefonica’s charges in relation to the recharge to be made on today’s date, November 3, 2004, to be paid to Telefónica by the Buyer, shall be undertaken by the Seller.

2.3.7	Each Party shall permit the other to audit the amounts provided for in this Section 2.3 at any time before preparing the Working Capital Settlement. In the event of any dispute regarding amounts involved in the Working Capital Settlement, Parties shall try to reach an amicable agreement within the following fifteen (15) business days and, if such agreement is not reached, the Parties together shall be entitled to appoint an independent auditor (from an accounting and auditing firm of international reputation) who will determine the amounts of the Working Capital Settlement, within ten (10) next business days of his/her acceptance as independent auditor. The decision of the independent auditor shall be binding upon the Parties. Both Parties expressly accept that they will obey the independent auditor’s decision. If the Parties do not agree on the appointment of the referred independent auditor, one of the following auditing firms shall be chosen by lot: ERNST & YOUNG, DELOITTE or PRICEWATERHOUSECOOPERS. If the chosen Firm does not accept, a new draw shall be done between the two other Firms. The independent auditor’s fess shall be born equally by each of the Parties. Once the Working Capital Settlement is agreed (or, if applicable, once determined by the auditor) and the corresponding payment is made (according to clause 2.3.5) each Party shall also permit the other to verify whether there is any future invoice that has not been included in the Working Capital Settlement (because of timing reasons). In any event, this verification shall be requested and performed in a reasonable manner and in the less harmful way for both Parties, and within a maximum term of six months after Closing Date.

2.4	Regarding (i) 1,000 new POS machines; (ii) the deposits related to certain machines listed in Annex A, and (iii) the amounts related to prepaids made by certain retailers with POS machines; and (iv) one leasing agreement signed with Banco Guipuzcoano:

2.4.1	1000 New POS Machines

All the Parties acknowledge that Seller has requested 1,000 new POS machines related to the MovilCarga Business. Such 1,000 new POS machines have been already delivered to Seller; the first 500 on September 2004 and the remaining 500 at the end of October 2004.

The payment for the first 500 POS machines has been made through a leasing contract with Caja Madrid already signed by Seller. In relation to this leasing contract with Caja Madrid, All the Parties agree that Buyer shall assume Seller’s debtor position (lessee) against Caja Madrid and Seller shall be free of any obligation of payment derived thereof. During the following days from the Closing Date, the necessary actions to obtain the assignment of this leasing contract with Caja Madrid from Seller to Buyer shall be carried out. As the first 500 new POS machines have been already delivered at Seller’s premises and such premises are the Premises, there is no need of any further delivery from Seller to Buyer.

Regarding the other remaining 500 POS machines related to the MovilCarga Business, although they have already been delivered to Seller, All the Parties have agreed that it shall be Buyer (and not Seller) that will directly sign the corresponding leasing contract (with Caja Madrid) for the purposes of making the corresponding payment. As the remaining 500 new POS machines have been already delivered at Seller’s premises and such premises are the Premises, there is no need of any further deliver from Seller to Buyer.

2.4.2	Deposits and Prepaids

On the other hand, Buyer expressly recognizes that Seller is transferring to it, by means of this Agreement and through the corresponding bank check (copy of which is attached as Annex G to this Agreement), (i) all the amounts corresponding to the deposits that the Seller has received from the different retailers, according to their respective contracts, amounting to euros 296,925.05; and (ii) consequently, the corresponding liability, and therefore, Buyer expressly recognizes that the Seller is not responsible of the returning of any amount to such retailers when they have to return the machines to the owner, and that the Buyer is the new debtor of such amounts. Seller represents and warrants that Annex H is a true and complete list of all retailers from whom any deposits have been received, and that the amount being paid to Buyer under this Section is 100% of all liability for such deposits to retailers. In the event that there are any amount owed by Buyer regarding these deposits that have not been covered by the payment provided in this Section, Seller shall pay the amount immediately upon demand from Buyer, without regard to any limitations or procedures provided in Clause 9.

Additionally, and in relation to prepaid amounts made by some retailers, also attached to this agreement as Annex H is a list of all of said retailers that have made prepaid amounts to Seller before the Closing Date, as well as the amounts existing at 2 November 2004. Buyer expressly recognizes that, as soon as Buyer receives from the Seller all the amounts corresponding to the prepaid amounts made by some of the retailers (in the terms and conditions stated in the following paragraph), Buyer will undertake the corresponding liability derived from such prepaid amounts and, therefore, once the aforementioned amounts have been received, Buyer shall be the sole party responsible for providing the services covered by such prepaid amounts.

Both Parties agree that, Seller shall pay to Buyer on 4 November 2004, by wire transfer to the bank account number to be indicated by Buyer, in relation to each retailer, the amount resulting from the difference between the amount stated in Annex H for each retailer and the amount already consumed by the relevant retailer from 28 October, 00:00hours, to 3 November, 24:00hours (hereinafter, the aggregate amount of such differences, shall be referred to as “Prepaid Total Amount”). Once the Buyer has received the Prepaid Total Amount, Buyer will undertake the corresponding liability of providing the services covered by the Prepaid Total Amount, releasing the Seller of any liability towards the retailers on this regard.

Also for clarification purposes, it is stated that, except for the provisions established in clause 2.4.1 and in this clause 2.4.2, Seller shall not transfer to Buyer, and Buyer shall not be liable for, any account or other liabilities related to MovilCarga Business before the Closing Date; therefore, Seller shall remain responsible of them (that is to say, of the account and other liabilities existing before the Closing Date).

2.4.3	Leasing Agreement signed with Banco Guipuzcoano
There is a leasing agreement (the Leasing Agreement) in force regarding certain machines signed with Banco Guipuzcoano (it is attached as Annex C of the Assignment of Contracts Agreement). Notwithstanding this, Seller shall assign its contractual position in this contract to Buyer (subject to the corresponding consent from said bank) in the terms explained in point iv).b).1.ii) of Recital II. Seller shall obtain the bank’s consent to the referred subrogation. In any case, Seller commits itself to continue paying, under the terms established in the referred Leasing Agreement, the remaining amounts owed until the end of the leasing of the abovementioned Leasing Agreement. For clarification purposes, the Parties agree that Buyer acquires all rights derived from the Leasing Agreement with Banco Guipuzcoano, and Seller remains as the sole responsible Party towards said bank for the obligation of payment of the remaining amounts owed until the end of the leasing derived from the Leasing Agreement.

2.5	Seller shall pay any outstanding Taxes related to MovilCarga Business that are accrued prior to the Closing Date, without prejudice to clause 12.2.

CLAUSE 3. PURCHASE PRICE

In consideration of the transfer of 80% of Seller’s MovilCarga Business in the terms herein explained to the Buyer, the aggregate purchase price to be paid by the Buyer (the “Purchase Price”), will be comprised of an initial price (the “Initial Price”) plus, should the circumstances set forth below be met, a deferred and conditional price (the “Deferred and Conditional Price”), plus the VAT corresponding to the Purchase Price, which, according to the applicable Tax Regulations in force, is 16% (the “Transaction VAT”). For the avoidance of doubt, the Parties agree that the Purchase Price is being paid for the Assets but taking also in consideration the performance by the Seller (together with Buyer, when necessary) of all of the related actions described in Clause 2.2

3.1	Initial Price

The Initial Price is fixed at an aggregate amount of EIGHT MILLION EUROS (€8,000,000). The Initial Price, together with the VAT corresponding to the Base Price (the Transaction Initial VAT), that is to say, FOUR MILLION NINETY-SIX THOUSAND EUROS € 4,096,000, is paid in cash by two certified selfpay bank checks of the Bank of America for the corresponding amounts as of the time of execution of this Agreement. A photocopy of said check/s is attached to this Agreement as Annex I.

As of the time of execution of this Agreement, Seller delivers to Buyer the corresponding invoice.

Buyer shall perform all actions necessary (rectifications of the incorporation public deed, submission of further documentation requested by the Mercantile Registry of Madrid, etc.) in order to obtain as soon as possible the registration of Buyer with the Mercantil Registry of Madrid. If, however, Buyer is not duly registered with said Mercantile Registry within four (4) months from the Closing Date, Buyer (i) shall have to fully indemnify Seller of all the damages derived of this situation for Seller and (ii) shall take the necessary actions so that any other Spanish company (either existing or newly created) of Guarantor’s group substitutes Buyer so that the Transaction can be executed in the terms of this Agreement.

3.2	Deferred and Conditional Price

3.2.1	General Conditions

The Deferred and Conditional Price shall be divided into two (2) parts, as follows:

3.2.1.1	Part A of the Deferred and Conditional Price

Part A of the Deferred and Conditional Price will be TEN MILLION EUROS (€10,000,000) subject to adjustment as provided in clauses 3.2.3 to 3.2.5 of this Agreement, and will be paid in cash or by wire transfer of immediately available funds according to the following procedure:

(i)      Buyer shall be obliged to communicate in writing to Seller within ten (10) business days following the end of any month referred to in clauses 3.2.3 to 3.2.5, the amount of the Part A of the Deferred and Conditional Price it considers must be paid to Seller (according to the rules of calculation referred below). During the following ten (10) days, Seller shall be entitled to verify the amount communicated by Buyer.

(ii)     If Seller fully agrees with Buyer, Buyer shall have to pay Part A of the Deferred and Conditional Price to Seller within the ten (10) business days following the reception of Seller’s communication. If Buyer does not pay to Seller in the referred term, clause 3.2.7 shall be applicable. If Seller disputes and does not agree with the amount notified by Buyer (because Seller considers the amount should be higher than the one Buyer has notified), then Seller may require Buyer to pay the undisputed amount. In which case, the undisputed amount shall be paid within the ten (10) business days following the reception of Seller’s request. If Buyer does not pay to Seller in the referred term, clause 3.2.7 shall be applicable. The disputed amount shall be subject to the independent expert’s decision as stated below.

(iii)   If Seller does not agree, or partially agrees, with Buyer or it only partially agrees (as indicated in point ii) above), the Parties shall, within the five (5) following business days, mutually agree upon and appoint an independent expert. Such expert shall be instructed to resolve the disagreement as soon as possible, but in any event within 30 days of his/her acceptance as independent expert. The decision of the expert shall be binding upon the Parties. Both parties expressly accept that they will obey the independent expert’s decision. If the Parties do not agree on the appointment of the referred independent expert, one of the following auditing firms shall be chosen by lot: Ernst & Young, Deloitte or PriceWaterhouseCoopers. If the chosen firm does not accept, a new draw shall be carried out between the two other firms. The independent expert’s fees shall be born equally by each of the Parties. The payment by Buyer to Seller shall be made within the five (5) following business days to the date the independent expert’s decision is notified to Buyer. If Buyer does not pay to Seller in the referred term, clause 3.2.7 shall be applicable.

The date Buyer pays to Seller Part A of the Deferred and Conditional Price, shall be referred as the “Part A Payment Date”.

	3.2.1.2	Part B of the Deferred and Conditional Price (the “Earn Out Payment”)

Part B of the Deferred and Conditional Price will be an amount of SEVEN MILLION SIX HUNDRED THOUSAND EUROS (€7,600,000; hereinafter, the “Earn Out Payment Standard”), subject to the conditions and adjustments provided for in this Agreement. Procedures for calculation and payment of the Earn Out Payment are provided in clause 3.3 of this Agreement.
Part A of the Deferred and Conditional Price

3.2.2	General Condition

The obligation of Buyer to pay Part A of the Deferred and Conditional Price will be subject to the condition that the
December 2004 Revenues shall be at least equal to the 90% of the June 2004 Revenues.

3.2.3	Fulfillment of Essential Condition

If the condition set forth in clause 3.2.2 is met, then the amount of Part A of the Deferred and Conditional Price payable shall be TEN MILLION EUROS (€10,000,000), provided that if the December 2004 Revenues are less than the June 2004
Revenues, then there shall be a reduction of the amount payable equal to the difference between € 18,000,000 and the amount resulting from the following formula: €18,000,000 multiplied by a fraction, the numerator of which is the amount of the December 2004 Revenues and denominator of which is the amount of the June 2004 Revenues.

As an example: if December 2004 Revenues were 90 and June 2004 Revenues were 100, the reduction would be €
1,800,000 and therefore, Part A of the Deferred and Conditional Price would be € 8,200,000 (90/100= 0.9; € 18,000,000*
0.9= € 16,200,000;

€ 18,000,000-€ 16,200,000= € 1,800,000). The Parties shall determine the amount payable under this clause 3.2.3 and Buyer shall pay to Seller the amount determined according to the terms and procedure provided in clause 3.2.1.1. In case December 2004 Revenues were equal or higher than June 2004 Revenues, the Part A of the Deferred and Conditional Price will be €10,000,000 (that is, under no circumstances, Part A of the Deferred and Conditional Price will be higher than €10,000,000).

3.2.4	Non-fulfillment of the Essential Condition

If the condition set forth in clause 3.2.2 is not met, the payment of Part A of the Deferred and Conditional Price will be postponed until such condition is met, with a maximum period of six months. For clarification purposes, such condition will be tested on a monthly basis for each calendar month up to the month of June 2005 (hereinafter, “Part A Cut Off Date”): if the condition set forth in clause 3.2.2 is not met regarding December 2004 Revenues, the amount of revenues, calculated as described for December 2004 Revenues, shall be determined in January 2005 and (i) if such condition is met, Buyer shall pay Seller Part A of the Deferred and Conditional Price (with the corresponding reduction, if any, in accordance with clause 3.2.3) on the date resulting from the procedure provided in clause 3.2.1.1; (ii) if such condition is not met in January, February 2005 Revenues shall be considered; and so on (until June 2005, inclusive). If the condition set forth in clause 3.2.2 is not met by June 2005 Revenues, the Seller shall have no right to any amount of Part A of the Deferred and Conditional Price.

The same principles established in clause 3.2.3 for the calculation of the amount of Part A of the Deferred and Conditional Price shall be applicable when this clause 3.2.4 is applicable. For clarification purposes, if January 2005 Revenues amounted to 95, the reduction would be € 900,000 and therefore, Part A of the Deferred and Conditional Price would be € 9,100,000 (95/100= 0.95; € 18,000,000*0.95= € 17,100,000; € 18,000,000-€ 17,100,000= € 900,000).

3.2.5	Adjustment

Without prejudice of the provisions stated in clauses 3.2.3 and 3.2.4 above, if the amount received by Seller according to the provisions stated in clauses 3.2.3 and/or 3.2.4, is less than € 10,000,000, but the condition set forth in clause 3.2.2 is met, the Revenues for each month following the month in which such condition is met shall be considered, and an additional amount of Part A of the Deferred and Conditional Price shall be paid, up to June 2005, inclusive, under the following terms (hereinafter, the “Adjustment”): (i) If the Revenues of any of such additional months are at least equal to 100% of June 2004 Revenues, Buyer shall have to pay to Seller an amount equal to the difference between €10,000,000 and the amount already paid to Seller; (ii) If the condition stated in point (i) is not met, but the Revenues of any of such additional months are higher than the Revenues of the month with respect to which a payment was made (although they are not equal to 100% of June 2004 Revenues), the month whose Revenues are the highest (hereinafter, each of them, an “Incremental Revenue Month”)

shall be also considered and Buyer shall have to pay to Seller an amount equal to the difference between the amount corresponding to the Revenues of the Incremental Revenue Month and the amount already paid to Seller. In order to know which is the Incremental Revenue Month (only applicable to case ii) above) both Parties shall have to wait until June 2005. In both cases, (i) and (ii), Buyer shall pay to Seller the amount determined according to the terms and procedure provided in clause 3.2.1.1.

3.2.6	Criteria for Invoicing

In relation to the provisions stated in clauses 3.2.2 to 3.2.5, All the Parties agree that the invoicing of the months taken into account (indistinctly, December 2004, or, subsidiarily, according to the provisions above, the following months until June 2005) for the comparison of the Revenues (according to the referred clauses) shall follow the invoicing practices Seller has been normally using in the MovilCarga Business prior to this Agreement, providing they are in accordance with Spanish GAAP. In this regard, there shall not be modifications when issuing the corresponding invoices that intend to advance or to postpone any invoicing to a previous or later month. In any event, a representative of Seller, whose name shall be duly indicated to Buyer in advance, shall be entitled to check daily the invoicing system, to ask for and review all the necessary documents for such review and to verify the payments received from the invoicing made. If such representative deems that there is any issue that, under his/her point of view, is not correct or needs to be corrected or modified in any manner, he/she shall be entitled to (i) propose a solution to such issue and/or (ii) if necessary, to convene the Parties to a meeting to resolve on it.

3.2.7	Default in Payment

If Buyer fails to make payment of the amount required to be paid to it under Sections 3.2.3 to 3.2.5, then Seller may give Buyer a payment default notice, specifically referring to this clause 3.2.7. If Buyer fails to make payment of the amount required under clause 3.2.7 for more than five (5) business days following the receipt by Buyer of Seller’s payment default notice, then Seller may, at its discretion,

(i)      regarding payment of clauses 3.2.3 and 3.2.4, (a) terminate the sale to Buyer of the Assets formalized under this Agreement, as well as the contribution described in Whereas II, point (iii); recover the ownership of the Assets and the transfer of the Employees; obtain the back assignment of the Contracts, and, in general, to restore to the situation existing before the execution of this Transaction, by applying the corresponding applicable system in force according to Spanish regulations; or (b) to exercise the pledge referred to in clause 4.3; and additionally and without prejudice to the choice between points a) and b) to be made by Seller, the Seller shall be entitled in case (a) to retain as a penalty the Initial Price. Only in the event that the Spanish Tax Authorities returned the VAT The VAT that should be returned to the Buyer, is to be paid by the Seller to the Buyer within ten (10) days following the date where the Seller receives the return of such amount or has offset with VAT to be paid, but, in noevent, later that 12 months from termination. In case (b), as the Transaction is not terminated, Seller shall not return Buyer any VAT amount, and additionally, Seller shall be entitled to receive an amount of 1,000,000 as a penalty. Once the Buyer has made the payment corresponding to the undisputed amount (in accordance with section 3.2.1.1) the aforementioned Seller’s option to terminate shall not apply, but the pledge referred to in clause 4.3 shall apply.

(ii)	regarding payment of the Adjustment in accordance with clause 3.2.5, Seller may exercise the pledge referred to in clause 4.3.

The provisions established in points (i) and (ii) of this clause 3.2.7, shall be applicable without prejudice of Seller right to claim against the Guarantor, in the terms of clause 4 below.
Part B of Deferred and Conditional Payment

3.3	Earn Out Payment Procedure and Calculation

3.3.1	General Considerations

The Earn Out Payment will be made by Buyer (or, if applicable, by Guarantor, without prejudice of provisions of clause 4) to Seller on or before the 45th day following the second anniversary of the Closing Date (the “Second Anniversary”), provided that the Parties have agreed on the amount of the Year 2 EBITDA within 30 days of Second Anniversary as provided in this Clause 3.3.1. If the Parties have not so agreed, the Earn Out Payment shall be delayed by the period of time required to reach an agreement, provided that if the Parties are unable to agree within 45 days of the Second Anniversary, then the provisions of clause 3.3.3 shall apply. Within 20 days after the Second Anniversary, Buyer will prepare and deliver to Seller a calculation of the Year 2 EBITDA. Seller will examine such calculation and will, before the 30th day following the Second Anniversary, provide Buyer with a written statement either agreeing or disagreeing with such calculation, and providing the reasons for any disagreement. Both Parties shall have to take into account the Earn Out Protection Principles established in clause 3.4. If Seller agrees, Buyer shall have to pay the Earn Out Payment within the five (5) business following days from the reception of the written statement. The date on which the Earn Out Payment is required to be made under this paragraph shall be referred to as the “Earn Out Payment Date” (that is to say, on the 45th day from the Second Anniversary of the Closing Date, or before such date, if the referred agreement has been reached; or, if the referred agreement is not reached, the date such agreement is finally reached according to clause 3.3.3)

3.3.2	Formula for Earn Out Payment

The amount of the Earn Out Payment shall be calculated by applying the formula set forth in this clause 3.3.2 (the “Earn Out Payment Formula”). The amount of the Earn Out Payment will be a function of the Year 2 EBITDA, as follows:

(i) If Year 2 EBITDA is less than €5.5 million, the Earn Out Payment Standard will be reduced by an amount equal to 80% of six times the difference between Year 2 EBITDA and €5.5 million. As an example, if Year 2 EBITDA is equal to €4.5 million, the Earn Out Payment would be reduced by €4.8 million (80% * 6 * 1 million) and would be equal to €2.8 million.

(ii)      If Year 2 EBITDA is over €7 million, the Earn Out Payment will be equal to €7.6 million (Earn Out Payment Standard), plus a bonus amount equal to 80% of six times the excess of Year 2 EBITDA over €7 million, up to a maximum payment of 30% of the Base Price. As an example, if Year 2 EBITDA is equal to € 8 million, the Earn Out Payment would be €7.6 million plus € 4.8 million (80%* 6* 1 million). Thus, the Earn Out Payment will be €12.4 million. For clarification, the bonus cap is 30% of the Base Price, i.e., €7.68 million (25.6 *0.3). Therefore, where the limit of the 30% of the Base Price is applicable, the Earn Out Payment will not exceed €15.28 million (€7.6 million plus €7.68 million).

(iii) If Year 2 EBITDA is between €5.5 million and €7 million, then the Earn Out Payment will be €7.6 million (Earn Out Payment Standard).

(iv)    The limit of the 30% of the Base Price shall not be applicable if the increase of the Year 2 EBITDA over €7 million is due to or a consequence of an “external increase.” To this effect, an “external increase” shall be deemed as having occurred only when the two (2) following conditions are met: (a) the increase, either regarding EBITDA of Buyer or regarding the EBITDA of the MovilCarga Business, derives from new products or services different from those related to the MovilCarga Business (as currently it is or as it may become in the future due to its normal or natural development) and from those being developed by any of Buyer’s Affiliates; and (b) the increase, either regarding EBITDA of Buyer or regarding the EBITDA of MovilCarga Business, derives from new products or services which have been created or caused, in any manner (and transferred to the Buyer) by the Seller, by any company of Seller’s Group, or by Mr. Noya or any other person belonging to Seller’s Group.

(v)     Regarding any other new products or services (except for the bono-bus product referred to below) different from those related to the MovilCarga Business (as currently it is or as it may become in the future due to its normal or natural development) that are commercially launched in the market after the First Anniversary of the Closing Date, Seller shall be entitled to receive from Buyer a “bonus” equal to 80% of six (6) times the EBITDA corresponding to the first calendar year since each of these new products or services is commercialized, one year after of their respective commercialization in the market (this payment is an additional payment to the general Earn Out Payment regarding the MovilCarga Business). The terms of this additional bonus are as follows:

a.       The calculation of EBITDA for purposes of the bonus will be equal to three times the amount of EBITDA realized in the third (last quarter) of the 12-month measurement period. EBITDA for this purpose will take into account all expenses of the new product, plus an allocation for investment that has been made or reasonably anticipated to be made for the development of the product.

b.       The same terms and conditions as those used for the calculation of the Earn Out Payment for the MovilCarga Business (except the limit of 30% of the Base Price) shall apply in calculating the bonus. In the event of disagreement on the amount to be paid, rules provided in Section 3.3.3.(ii) regarding the independent expert shall apply. For all this purpose, Buyer commits to prepare separate accounts for the new product or service.

c.       If the amount of EBITDA earned from the MovilCarga Business is less than Euro 8.6 million, then the EBITDA for the new product shall be reduced by the shortfall, and the bonus shall only be calculated on the remainder, if any.

d.       The payment of this separate EBITDA of the other new products or services shall be made by Buyer to Seller within the five (5) business days after their agreement on the amount. In the event of disagreement, rules provided in Section 3.3.3.(ii) regarding the independent expert shall apply.

(vi)    Regarding the potential “bono-bus” business that the Seller intends to develop, the Seller accepts that its development will be carried out through the Buyer. The Parties agree that, in consideration to the transfer of the bono-bus business to the Buyer, the Earn out payment formula shall be also applicable to the bono-bus line of business. For purposes of the following, the term “Bono-bus EBITDA” means revenues from the bono-bus business, less a notional amount for direct and SG&A expenses that is equal to the same percentage of bono-bus revenues, as the percentage of the total expenses of the Buyer for the quarter before any measurement date to overall revenues of the Buyer for that quarter. The Earn out payment formula will apply as follows if the bono-bus business is developed by Buyer:

(a)     If Year 2 EBITDA exclusive of the Bono-bus EBITDA is less than Euro 8.6 million, then Bono-bus EBITDA will be added to Year 2 EBITDA, and the Earn Out Payment Formula will be applied without reference to the 30% limit indicated in paragraph (d) above.

(b)     If Year 2 EBTIDA exclusive of the Bono-bus EBITDA is equal to or greater than Euro 8.6 million, then (i) the Earn Out Payment Formula will be applied to Year 2 EBITDA without adding Bono-bus EBITDA to Year 2 EBITDA, with the 30% limit, and (ii) the Earn Out Payment Formula will be applied to Bono-bus EBITDA and Buyer will make an additional payment to Seller of the amount derived from the application of that formula to such EBITDA.

(c) The provisions of Section (v) above will apply mutatis mutandis to the bono-bus business if it is launched less than 12 months before the Earn Out Payment Date.

(d) In relation to all the above, Buyer commits to prepare separate accounts for the new bono-bus product.

If the Purchase Price as ultimately determined is different from the Base Price (either higher or lower), the amount of VAT shall be accordingly adjusted, and Buyer and Seller shall make any necessary payments or refunds, as the case may be, to the other Party so that the amount finally paid by Buyer to Seller as VAT is equal to 16% of the amount finally paid by Buyer to Seller under this Agreement.

3.3.3	Disagreement among Parties

If the Parties do not reach agreement concerning the amount of Year 2 EBITDA within 45 days after the Second Anniversary, then the following shall apply:

(i)      if both Parties’ figures for Year 2 EBITDA are between €5.5 million and €7 million, the disagreement shall not affect the Earn Out Payment, which shall be €7.6 million (Earn Out Payment Standard). In this case, the Earn Out Payment shall be made within the required period of 45 days from the Second Anniversary (that is to say, and for clarification purposes, on or before such 45th day Buyer shall pay to Seller 50% of €7.6 million in cash and 50% in Euronet Shares (as defined below), as valued as determined below, unless Buyer elects to pay all of the Earn Out Payment in cash. The amounts concerned shall be paid to Seller according to Section 6;

(ii)     if either Party or both Parties determine that Year 2 EBITDA is less than €5.5 million or more than €7 million, then Buyer shall pay to Seller, within the term indicated in clause 3.3.1 (on or before the 45th day), at least, the amount of the Earn Out Payment as calculated by Buyer, and the Parties shall, within 10 days following the expiration of such 45-day period, mutually agree upon and appoint an independent expert. Such expert shall be instructed to resolve the disagreement within 20 days following his/her acceptance as independent expert. The decision of the expert shall be binding upon the Parties. Both Parties expressly accept that they will obey the independent expert’s decision. The independent expert’s fees shall be borne equally by the Parties. The payment, if any, shall be made within the following 5 business days to the date of the independent expert’s decision, in cash or by wire transfer of immediately available funds. If the Parties do not agree on the appointment of the referred independent expert, one of the following auditing firms shall be chosen by lot: Ernst & Young, Deloitte or PriceWaterhouseCoopers. If the chosen firm does not accept, a new draw shall be done between the two other firms.

3.3.4	Possible Adjustment and Compensation of Earn Out Payment

Seller will be liable for breach of certain of Seller’s representations and warranties or indemnification obligations occurring before the Earn Out Payment Date, in accordance with terms of clause 9.1.1.5. The amount of the Earn Out Payment will be subject to adjustment for and offset of Seller’s liability, under the following conditions:

(i) Buyer shall under any circumstance notify Seller in writing of any indemnification claim.

(ii)     The Earn Out Payment shall be reduced in the amount requested by Buyer as above (but within the limits, regarding quantity and term, provided in this Agreement) if (a) Seller accepts its responsibility and agrees with the amount requested by Buyer or (b) if, although Seller does not accept its responsibility, a Court or Arbitrator issues a final sentence or decision (that is to say, when such sentence cannot be appealed) confirming Seller’s responsibility. If neither (a) or (b) above apply, pending the Court proceeding referred to in (b) above, (i) Buyer shall make payment to the Seller of the difference between the amount of the Earn Out Payment (calculated as provided in this clause 3.3.2) and the amount of any indemnification for which notice is given by the Buyer, and (ii) the remainder of the Earn Out Payment (the amount that has been claimed by Buyer), shall be deposited in escrow by Buyer. Buyer shall be responsible to appoint, within seven (7) business days, the Spanish bank or savings bank entity or a Foreign bank or saving bank entity with office opened in Spain to acts as depositary in the escrow. A form of escrow agreement, that shall have to be used in the case herein referred, is attached hereto as Annex J.

3.3.5	Form of Payment

The Earn Out Payment will be made either in cash (cashiers bank certified check or wire transfer, at Seller’s option) or in shares of stock of the Guarantor (or, its successor, as the case may be) which is made available by Guarantor to Buyer (hereinafter, the shares issued to Seller shall be referred to as the “Euronet Shares”), at Buyer’s option, provided that Seller may require that up to 50% of such amount shall be paid in cash (if Seller makes such request, Buyer and Guarantor shall be obliged to accept the request).

Buyer shall not be entitled to make payment in Euronet Shares if, on the Earn Out Payment Date, there is a suspension of the listing of Euronet Shares on the NASDAQ National Market; therefore, in this case, the payment shall be in cash.

The certificate for Euronet Shares shall be delivered to Seller within five (5) business day following the Earn Out Payment Date.

Any Euronet Shares issued in payment of the Earn Out Payment shall be registered by Guarantor with the SEC within a period of 90 days from their issuance in accordance with the following provisions. Terms and conditions regarding such registration procedure are described in Section 7 below.

On the Earn Out Payment Date, both Parties shall verify the closing trading price of the Euronet Shares. For purposes of payment of the Earn Out Payment, any Euronet Shares shall be valued at the average closing trading price of the Euronet Shares on the NASDAQ National Market for the twenty (20) days before the Earn Out Payment (hereinafter, the “Average Trading Price”). In relation to the portion of the Earn Out Payment that is paid, if it is so decided - in Euronet Shares, if the closing trading price of Euronet Shares on the NASDAQ National Market on the 90th day following the Earn Out Payment Date (the “Value Measurement Date”) is lower than the closing trading price on the Earn Out Payment Date, Buyer shall be required to make an additional payment to Seller in cash or, at Buyer’s option, in Euronet Shares valued at the closing trading price on the Value Measurement Date in the amount of the per share price decrease, multiplied by the number of shares issued to Seller on the Earn Out Payment Date. Such additional shares shall either be registered in the Registration Statement already filed with respect to the Euronet Shares, or shall be registered as promptly as possible after issuance. The Euronet Shares plus the additional shares above mentioned, shall be referred to as the “Total Euronet Shares”. Such payment or delivery of the additional shares shall be made within five (5) business days after the Value Measurement Date.

If, after 90 days from the Earn Out Payment Date, the Euronet Shares are not registered with the SEC, Seller may, at its option, give notice to Buyer that it wishes the Buyer to pay the Seller within 30 days, in cash, an amount equal to the aggregate total value of the Euronet Shares, as determined in accordance with the criteria established above for the Average Trading Price, plus a 5% annual interest of such amount since the Earn Out Payment Date until the day payment is actually made. However, if during the referred period of 30 days, Euronet Shares are finally registered, Buyer shall be entitled to pay the Seller with such Euronet Shares. If after the aforementioned 30 days the Euronet Shares have not been registered, the obligation to pay in cash shall apply and the Seller shall return to the Buyer the certificates for such Euronet Shares.

It is understood that total dilution arising from the issuance by the Guarantor of stock under this Agreement shall not, under any circumstances, exceed 19.99% of the outstanding shares of the Guarantor at any time. In any event, if the Euronet Shares exceed such percentage, the amount not covered with such Euronet Shares shall be paid to Seller immediately by cash.

3.3.6	Payment with Euronet Shares

In the event that the Buyer elects to pay the Earn Out Payment in Euronet Shares, and without prejudice of the right of Seller to request 50% in cash, the following provisions shall apply:

3.3.6.1 The Guarantor shall:-

(i)      subject to receipt of necessary information from the Seller, use its commercially reasonable efforts to prepare and file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or, in the event the Guarantor is not eligible to use Form S-3, such other registration form as may be utilized at such time by Guarantor) (the “Registration Statement”) to enable the res-ale of the Euronet Shares received by the Seller upon the payment of the Earn Out Payment by the Seller from time to time through the automated quotation system of the NASDAQ National Market or in privately-negotiated transactions;

(ii) use its commercially reasonable efforts, subject to receipt of necessary information from the Seller, to cause the Registration Statement to become effective as soon as possible;

(iii)   use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement in force (other than during any Blackout Period (as defined below)) and effective for a period not exceeding, with respect to the Seller’s Euronet Shares, the earlier of (A) the second anniversary of the Earn Out Payment Date, (B) the date on which the Seller may sell all Euronet Shares then held by it without restriction by the volume limitations of Rule 144(e) of the United States Securities Act of 1933, as amended (the “Securities Act”), or (C) such time as all Euronet Shares issued to the Seller have been sold pursuant to the Registration Statement;

(iv)    cause Buyer to furnish to the Seller with respect to the Euronet Shares registered under the Registration Statement such number of copies of the Registration Statement, of the Prospectus and of such other documents as the Seller may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Euronet Shares by the Seller;

(v)     file documents required from the Guarantor for normal blue sky clearance in States specified in writing by the Seller; provided, however, that the Guarantor shall not be required to qualify to do business or consent to service of process in any jurisdiction where it is not now so qualified or has not so consented;

(vi)    cause Buyer to bear all expenses in connection with the procedures in sub-paragraphs (i) through (v) of this clause 3.3.6.1 and the registration of the Euronet Shares pursuant to the Registration Statement; and

(vii) advise the Seller, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal as soon as reasonably practicable if such stop order should be issued.

3.3.6.2	With a view to making available to the Seller the benefits of Rule 144 of the Securities Act (or its successor rule) (“Rule 144”) and of any other rule or regulation of the SEC that may at any time permit the Seller to sell Euronet Shares to the public without prior registration, the Guarantor covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) such date as all of the Seller’s Euronet Shares may be re-sold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the Seller’s Euronet Shares are to be resold; (ii) file with the SEC, in a timely manner, all reports and other documents required of the Guarantor under the Securities Act and under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) furnish the Seller, upon the Seller’s request, as long as the Seller owns any Euronet Shares, (A) a written statement by the Guarantor that it has complied with the reporting requirements of the Securities Act and the Exchange Act, (B) a copy of the Guarantor’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail the Seller of any rule or regulation of the SEC that permits the selling of any such Euronet Shares without registration.

3.3.6.3	It shall be a condition precedent to the obligations of the Guarantor to take any action pursuant to this paragraph 7.1 that the Seller shall furnish to the Guarantor such information regarding itself, the Euronet Shares to be sold by the Seller, and the intended method of disposition of such securities as shall be required to effect the registration of the Euronet Shares.

3.3.6.4	Transfer of Euronet Shares After Registration; Suspensions; Blackouts

	3.3.6.4.1	Without prejudice of the provision stated in second paragraph of point 6 above, the Seller agrees that it will not effect any sale or other transfer of the Euronet Shares except as contemplated in the Registration Statement referred to in paragraph 3.3.6.1(i) and as described below, and that it will promptly notify the Guarantor of any changes in the information set forth in the Registration Statement regarding the Seller or its respective plan of distribution.

	3.3.6.4.2	Except in the event that sub-paragraphs 3.3.6.4.3 or 3.3.6.4.4 below applies, the Guarantor shall: (i) if deemed necessary by the Guarantor, prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to purchasers of the Euronet Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide the Seller with copies of any documents filed pursuant to sub-paragraph 3.3.6.4.2(i), inform the Seller that the Guarantor has complied with its obligations in sub-paragraph 3.3.6.4.2(i) (or that, if the Guarantor has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Guarantor will notify the Seller to that effect, will use its commercially reasonable efforts to secure the effectiveness of such post-effective amendment as promptly as practicable, and will promptly notify the Seller pursuant to sub-paragraph 3.3.6.4.2(i) hereof where the amendment becomes effective).

3.3.6.4.3	Subject to sub-paragraph 3.3.6.4.5 below, in the event of: (i) any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or the related Prospectus or for additional information; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order, suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) the receipt by the Guarantor of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Euronet Shares for sale in any jurisdiction or the initiation of any proceedings for such purpose; or (iv) any occurrance or circumstance which requires the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that, in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; then the Guarantor shall deliver a certificate in writing to the Seller (the “Suspension Notice”) to the effect of the foregoing and, upon receipt of such Suspension Notice, the Seller will suspend offers and sales of Euronet Shares pursuant to the Registration Statement (a “Suspension”) until the receipt by the Seller of copies of a supplemented or amended Prospectus prepared and filed by the Guarantor, or until it is advised in writing by the Guarantor that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Guarantor will use its commercially reasonable efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after delivery of a Suspension Notice to the Seller.

3.3.6.4.4	Subject to sub-paragraph 3.3.6.4.5 below, if at any time the Guarantor notifies the Seller (as contemplated by sub-paragraph 3.3.6.4.3 above) that the event giving rise to such notice relates to an event involving the Guarantor which occurred subsequent to the later of (i) the effective date of the Registration Statement and (ii) the latest date prior to such notice on which the Guarantor has amended or supplemented the Registration Statement, then the Guarantor shall not be required to use its commercially reasonable efforts to make any changes to the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, during a period of up to 45 consecutive days as specified in the notice contemplated herein (a “Blackout Period”) and the Seller shall suspend offers and sales of Registrable Securities pursuant to the Registration Statement during each Blackout Period; provided, however, that in any period of 365 consecutive days the Guarantor shall not be entitled to claim its rights under this subparagraph (d) with respect to more than two Blackout Periods, unless in the good faith’s judgment of the Guarantor’s Board of Directors, upon advice of counsel, the offer and sale of Euronet Shares would be reasonably likely to cause a violation of the Securities Act or the Exchange Act and result in potential liability of the Guarantor.

3.3.6.4.5	Provided that a Suspension or a Blackout Period is not then in effect, the Seller may sell Euronet Shares under the Registration Statement, provided that the Seller arranges for delivery of a current Prospectus to the transferee of such Euronet Shares. Upon receipt of a request therefor, the Guarantor agrees to provide an adequate number of current Prospectuses to the Seller and to supply copies to any other parties requiring such Prospectuses.

3.3.6.4.5	In the event of a sale of Euronet Shares by Seller, the Seller shall also deliver to the Guarantor’s transfer agent, with a copy to the Guarantor, a notice of such sale so that the Euronet Shares may be properly transferred.

3.4	Earn Out Protection

3.4.1	The Buyer acknowledges that the Seller has an interest in receiving the highest possible amount of Earn Out Payment, and, as provided in this clause 3.4, shall not take, direct or indirectly, any action that is intended or has the effect of decreasing revenues or increasing expenses or that is out of the ordinary development of the business, unless such action is taken with the purpose of furthering the proper business interests of Buyer, but with the limits stated in clause 3.4.2 below.

The obligations will apply until the end of the period used for calculating Year 2 EBITDA (the “Protection Period”). During the Protection Period, Buyer shall ensure that the principles set forth below are respected in the management of the MovilCarga Business (hereinafter, the “Earn Out Protection Principles”):

•       the MovilCarga Business will be managed in a prudent manner, consistent with past practices, except as necessary to operate it on a stand alone basis and to achieve successful integration of Buyer into the Euronet Group. With regards to this, provided that (i) this integration is beneficiary for the adequate development of the MovilCarga Business and (ii) provided that the expenses are at reasonably market prices;

• all services rendered by, or commercial relationships with, any entities in the Euronet Group will be priced on market prices;

• Buyer shall not be required to bear any expenses not properly attributed to it in accordance with GAAP, and in particular, the expenses of any other company in the Euronet Group;

•       Buyer will not incur SG&A costs at levels that are significantly higher than those of other Euronet Group companies. Seller acknowledges that Buyer will be required to incur expenses relating to accounting, legal and management resources as required to reinforce Buyer’s internal controls and procedures in conformity with the U.S. Sarbanes Oxley Act and introduce management reporting resources that are reasonably comparable to those in other Euronet Group companies.

These Earn Out Protection Principles are listed just as examples but not as a close list, provided that eventual new protection principles follow the same spirit that the former ones, and, at least, that respect the following two criteria: (i) to facilitate the adequate development of MovilCarga Business and (ii) at market prices. In this regard, the termination of the Services Agreement with respect to certain services and the subsequent procurement of the services concerned at market rates shall not be considered to be a violation of these Earn Out Protection Principles.

The Parties acknowledge that it shall not be considered a violation of this clause for Buyer or any member of Guarantor’s group to develop or acquire new prepaid mobile business in Spain, provided that, together with the Earn Out Protection Principles stated above, the following principles are fulfilled and respected by Buyer and by such member of Guarantor’s group:

(1) Guarantor will ensure that the companies involved (the member of Guarantor’s group and the company or business acquired) act in a cooperative fashion with each other.

(2) No actions shall be taken that, direct or indirectly, are an attempt to take clients from one company in favour of the other company.

(3) The Buyer and any acquired entities shall have equal treatment regarding human and material resources (technology, etc.).

(4) No restriction shall be placed on the geographical market that the Buyer is entitled to exploit.

(5) No actions may be taken that, direct or indirectly, are an attempt to hire (i) employees of Seller or (ii) any professional working for Seller, away from Buyer in favour of the other company.

(6) No Party may use confidential commercial information obtained by reason of the common control of the company to damage the commercial interests of any other party.

(7)     Buyer commits to make its best efforts to sign business contracts regarding the Movilcarga Business with VODAFONE and AMENA. If it is not successful and Buyer acquires a company that has signed any or both of such contracts, Buyer shall, if it has the required legal control of the acquired company and if VODAFONE and /or AMENA agree, cause the acquired company to provide conditions for Buyer to purchase AMENA and/or VODAFONE products that are, at least, as favorable as those offered to the acquired company.

The Parties acknowledge that if the Buyer would want not to respect any of the Earn Out Payment Protection Principles, it will previously notify in writing to the Seller, indicating the potential negative financial impact on the EBITDA, if any. In any case, the negative financial impact derived from not respecting any of the Earn Out Payment Protection Principles shall not be taken into account for purposes of the calculation of the Earn Out Payment. As an example, should Buyer decide to locate Euronet Group employees performing non-Buyer functions in the Premises used by Buyer, the costs associated with such employees will not be taken into account in the determination of the results used in the calculation of the MovilCarga Business for purposes of the Earn Out.

3.4.2	Buyer acknowledges that it shall not, during the Protection Period, without the consent of Seller, make any sale outside the ordinary course of business in one or more related transactions of POS terminals that generate more than 15% of the revenues of the Movilcarga Business. Buyer may make sales of POS Terminals that generate 15% or less of the revenues of the Movilcarga Business without the Seller’s consent, but for purposes of calculation of the Earn Out Formula, if the sale of terminals takes place before or during the four-month period during which EBITDA is taken into account in the Earn Out Formula, the MovilCarga Business shall be deemed to have earned an amount of Year 2 EBITDA for each day during such period that falls after such terminals were sold, which is equal to the average daily amount contributed to EBITDA by such terminals during the three calendar months prior to such asset sale. In calculating such contribution, the SG&A expenses of the MovilCarga Business shall be attributed to the POS terminals sold in proportion to the revenues generated by such terminals as compared with the revenues of the MovilCarga Business as a whole. In the event of disagreement between the Parties regarding this clause 3.4.2, the Parties shall, within the five (5) following business days, mutually agree upon and appoint an independent expert. Such expert shall be instructed to resolve the disagreement as soon as possible, and in any event within 30 days of his/her acceptance as independent expert. The decision of the expert shall be binding upon the Parties, and both Parties expressly accept that they will obey the independent expert’s decision. If the Parties do not agree on the appointment of the referred independent expert, one of the following auditing firms shall be chosen by lot: ERNST & YOUNG, DELOITTE or PRICEWATERHOUSECOOPERS. If the chosen firm does not accept, a new draw shall be done between the two other firms. The independent expert’s fees shall be born equally by each of the Parties.

During the Earn Out Protection Period, Euronet Holding shall not sell any of Buyer’s shares that are subject to the pledges provided in clause 4.3, without prejudice of provisions of clause 5, and cannot lose control, direct or indirect, over the Buyer.

3.5	Possible Declaration of Insolvency

If Courts accept a request of declaration of insolvency (“declaración de concurso”) of the Buyer and/or the Guarantor made by any third party (including the Seller and the Buyer), the whole of the Deferred and Conditional Price shall be: (i) considered as overdue since the date of the request of the declaration of insolvency; and (ii) converted into a certain amount of € 15,28 million (if Part A of the Deferred and Conditional Price has already been paid) and of € 25,28 million (if Part A of the Deferred and Conditional Price has not yet been paid), unless the Seller decides at any moment to claim the amount calculated according to the provisions of Clause 3.2.

3.6	Protection of the Seller’s 20%

If, at the moment Seller sells its 20% (or any other percentage) of the share capital in Buyer, Buyer has debts with any third party and/or with any company of its Group, undertaken to finance the Deferred and Conditional Price, Euronet Holding shall pay in advance to Seller the result of multiplying the amount of said debts by the percentage Seller has in the share capital of Buyer, or at its duscretion (the Buyer’s), Euronet Holding shall proceed to carry out a capital increase in the Buyer, in an amount equivalent to such debts aforementioned.

CLAUSE 4. GUARANTEES

4.1	Part B of the Deferred and Conditional Price shall serve as a guarantee for the fulfillment of the Representations and Warranties contained in clause 6, as well as for the fulfillment of any other Seller’s commitments or obligations by virtue of this Agreement. Notwithstanding the above, in the event of any non-fulfillment of the said commitments, obligations, Representations and Warranties by the Seller, the Buyer shall be fully indemnified by the Seller in accordance and with the procedure of clause 9.

4.2	Guarantor (or any of the companies that could substitute it in the future), joint and severally with the Buyer, hereby unconditionally guarantees the full and complete performance by Buyer of all its obligations under this Agreement, specially, but not limited to, those consisting of payment of the Deferred and Conditional Payment (Part A and B) and the payment of the eventual indemnification regarding competition issues, according to clause 7.3 and second paragraph of clause 9.4. In the event of any failure of Buyer to perform any of its obligations hereunder, Seller will have the right to claim indistinctly against Buyer or Guarantor. If Seller demands Guarantor directly, Guarantor shall have to fully fulfill and perform any such obligations on behalf of Buyer.

4.3	Immediately after the signature of this Agreement, Euronet Holding is signing a public deed in order to pledge in favor of the Seller a number of its shares in Buyer that represent a 31,25% of the total share capital of Buyer, in order to guarantee the Part A of the Deferred and Conditional Price. Once such Part A of the Deferred and Conditional Price has been paid, the pledge will be immediately released by Seller. Additionally, Euronet Holding (through its signature in this Agreement) commits to grant another pledge also in favor of the Seller over a number of Euronet Holding´s shares in Buyer that represent 23,75% of the total share capital of Buyer (these shares may be the same ones as the first ones), within the ten (10) following business days to the payment of Part A of the Deferred and Conditional Price, in order to guarantee Part B of the Deferred and Conditional Price. Attached to this Agreement as Annex K, is a form of the pledge to guarantee the Part B of the Deferred and Conditional Price. Once Part B of the Deferred and Conditional Price has been paid, the pledge will be immediately released by the Seller.

The exercise of the rights of shareholder over the pledged shares shall belong to, at all times, including during the period they are pledged, Euronet Holding.

Seller acknowledges that the shares concerned may be transferred as part of an internal reorganization of the Guarantor’s group to any company which is controlled directly or indirectly by Guarantor, without the approval of Seller, provided that the transferee company acknowledges the existence of the pledge or grants a new pledge on the same terms. In the event any such reorganization occurs, all references above to the “Euronet Holding” shall be deemed to be references to the member of Guarantor’s group that actually holds such shares.

CLAUSE 5. PRE-EMPTION RIGHTS; TAG-ALONG RIGHTS AND DRAG ALONG RIGHTS

5.1	The transmission of shares in Buyer between companies of the same group than the Transferring Party (as defined below) shall be free.

The Transferring Party, being Euronet Holding, commits to make the Acquirer (as defined below) be obliged not to modify the By-laws of Buyer by including clauses against those provided in this Agreement.

Notwithstanding the above, if Seller transfers to a third party all or part of its shares in Buyer, the Acquirer will not have any of the rights granted to the Seller by virtue of this Agreement (unless the Acquirer belonging to Seller’s Group). For clarification purposes, if Seller sells only part of its shares in Buyer, Seller will maintain all its rights established in the By-laws of Buyer by virtue of this Agreement, proportionally to the remaining shares maintained by the Seller in the Buyer.

5.2	Any transfer of shares of the Buyer shall be governed by this Clause:

5.2.1	Prior notice: in case the Seller or Euronet Holding (the “Transferring Party”) intends to transfer by any method (the “Sale”) all or part of its shares in the Buyer to one or more third parties, regardless of who they are (the “Acquirer” or the “Offeror”, indistinctly), the Transferring Party shall notify in advance its intention to the other shareholder (the “Notified Shareholder”). This notice shall fully identify the shares to be transferred (the “Subject Shares”), the Acquirer, the terms and conditions of the Sale and, in particular, the price or monetary value of the non-monetary consideration. It is agreed that the provisions of this clause 5 shall not apply to a pledge of the shares to secure the repayment of financings obtained by any member of Guarantor’s group of companies. In any case, the transmission of such shares subject to pledge shall be governed by this clause 5.

5.2.2	Pre-emption right of acquisition: The Notified Shareholder shall have a pre-emption right to acquire (directly or indirectly through any of its Affiliates) the Subject Shares, in the same terms and conditions of the Sale notified by the Transferring Party and offered by the Acquirer. In case of non-monetary consideration, consideration can be replaced by its monetary value. This pre-emption right of acquisition shall have to be used by the Notified Shareholder, if interested in it, within the next thirty (30) business days from the reception of the notification of the Sale by the Transferring Party. The acquisition shall be executed within two (2) calendar months from the prior notice referred to above. Notwithstanding the above, in case Euronet Holding intends to transfer the Subject Shares together with any other business owned by any other Euronet Affiliate, the Seller shall waive its pre-emption right, provided that such transmission is effectively executed.

If the Notified Party has not exercised its pre-emption right of acquisition, the Transferring Party would be entitled to transfer the Subject Shares to the Acquirer on the terms and conditions originally offered within one (1) calendar month from expiry of the term foreseen above for the exercise of the pre-emption rights. After expiration of such one (1) calendar month period, any transfer shall require to start a new transfer procedure under this Clause.

5.2.3	Tag-along right: Provided that Euronet Holding intends to accept an offer for the purchase by a third party, or acquisition by any other title, of (i) all its shares in the Buyer or, at least, (ii) a number of shares representing more than the 50% of the share capital in the Buyer (the shares referred to in the two cases indicated in points (i) and (ii) shall be referred as the “Euronet Holding’s Shares”), the Seller shall have the right to sell or transfer all Seller’s shares in Buyer to the Acquirer. After receipt of the above prior notice in writing from Euronet Holding, the Seller shall have seven (7) business days to notify in writing Euronet Holding its decision to exercise its tag-along right on all of its shares (the “Offered Shares”). The Seller shall be entitled to (a) request from Euronet Holding to obtain from the Acquirer the undertaking to acquire all Seller’s shares in Buyer (Offered Shares) on the same terms and conditions as the Euronet Holding’s Shares, or (b) if such undertaking is not obtained, to prohibit the Sale.

5.2.4	Drag-along Right: Provided that Euronet Holding receives an offer for the purchase, or acquisition by any other title, of all the shares (100%) of the Buyer, Euronet Holding shall have the right to request from the Seller, who shall have the obligation, to sell or transfer all its shares in Buyer to the Offeror provided that the price per share is, at least, the reasonable value (“valor razonable”). Euronet Holding shall notify the Seller, in writing in advance, of the offer received from the Offeror, including the terms and conditions of the offer and, in particular, full identification of the Offeror and the price or monetary value of the non-monetary consideration. If Seller agrees with the offer, Seller shall be obliged to sell its shares in Buyer. If Seller does not agree with the offer, it shall be necessary to determine the reasonable value of the shares in Buyer. The reasonable value shall be determined by one of the following three big auditing firms: Ernst & Young, Deloitte or PriceWaterhouseCoopers. Both Parties shall decide which of the aforementioned auditing firms will be in charge of the determination of the reasonable value and if they do not agree, such auditing firm shall be choosen by lot from among the three abovementioned. The valuation by the independent expert shall be made within 15 calendar days from his/her acceptance. If the price offered by the Offeror is, at least, equal to or higher than 95% of the reasonable value determined by the independent expert (hereinafter, the reasonable value per share determined by the independent expert shall be referred to as the “Reasonable Share Price” and the 95% of the Reasonable Share Price as the “Minimum Share Price”), the Seller shall accept the price offered by the Offeror. If the price per share offered by Offeror is lower than the Minimum Share Price, Seller shall not be obliged to sell its shares in Buyer, except if (i) the Offeror pays such Minimum Share Price or (ii) Buyer pays to Seller the difference so that Seller actually receives the Minimum Share Price. If the Offeror, then, is interested in acquiring only (i) all of Euronet Holding’s shares in Buyer or (ii) a number of shares representing more than 50% of the share capital of Buyer, Seller shall be entitled to exercise the Tag-along right regulated in clause 5.2.3 above.

5.2.5	If Euronet Holding has exercised its drag-along right in accordance with clause 5.2.4 above, the Seller and Euronet Holding shall transfer their shares to the Offeror on the terms and conditions originally offered, but always respecting the Minimum Share Price regarding Seller’s share, within fifteen (15) business days (i) since the exercise of the drag-along right if Seller agrees or (ii) since the notification of the valuation made by the independent expert, if such independent expert had to be appointed.

5.2.6	The Parties agree that the pre-emption right shall prevail (and be applicable prior), in any case, to the tag-along right and to the drag-along right.

5.2.7	Any transfer of participations by compulsory administrative or Court order or resolution, shall be governed by the provisions of Clause, being applicable, mutatis mutandis, the aforementioned pre-emption right.

5.2.8	The transmission of any subscription rights or any other rights which grant the right to subscribe or to acquire participations of the Buyer shall be subject, mutatis mutandis, to the same transfer rules established in this Clause.

5.2.9	Any transfer of shares in Buyer, without consideration, shall be prohibited.

5.2.10	Seller and Euronet Holding, as the two future shareholders of Buyer after the formalization of the Capital Increase Public Deed, commit to include in Buyer’s By-laws the pre-emption rights and tag-along rights provided in this clause 5, in the new By-laws approved in the abovementioned Capital Increase Public Deed. All the Parties acknowledge that, in order to avoid problems with the registration of the new By-laws within the Mercantile Registry, the drag-along right will not be included in the By-laws. However, All the Parties acknowledge that the drag-along right shall be fully applicable, prevailing over the By-laws.

CLAUSE 6. SELLER’S REPRESENTATIONS AND WARRANTIES

6.1	General

6.1.1	The Seller hereby declares to the Buyer that each one of the Seller’s Representations and Warranties is true, accurate, complete and not misleading as of the date of this Agreement.

The Seller acknowledges that the Buyer is executing this Agreement on the basis of each of the Seller’s Representations and Warranties and the Seller’s covenants under this Agreement and that these have been one of the principal reasons for the Buyer’s decision to enter into this Agreement.

Furthermore, the Seller acknowledges that the Buyer is executing this Agreement on the basis of the simultaneous execution of the Services Agreement as established in Recital II.

6.1.2	The Seller’s Representations and Warranties are qualified by the information comprehensively, accurately and specifically stated in the present clause 6 and in the

Annexes attached to this Agreement. No other information of which the Buyer is aware concerning the Seller and/or MovilCarga Business or any due diligence that the Buyer might have performed over the Seller and/or its MovilCarga Business shall prevent or restrict any claim as may be filed by the Buyer on the grounds of breach of any of the Seller’s Representations and Warranties. With the exception of the provisions contained in the present clause 6, in the Annexes attached to this Agreement and in the remaining contracts and documents formalized also on the Closing Date as referred to in this Agreement, the Seller may not claim that the Buyer is aware of facts that may result in any of the Seller’s Representations and Warranties being untrue, inaccurate, incomplete or misleading as an allegation in their defense against any claims filed on grounds of breach of any of the Seller’s Representations and Warranties.

6.1.3	Each of the Seller’s Representations and Warranties shall be interpreted independently from each other and (unless otherwise expressly stated in this Agreement) shall not be restricted by any other clause of this Agreement or by any other of Seller’s Representations and Warranties.

6.2	Authority and legal capacity

6.2.1	The Seller is lawfully entitled, and has full authority as well as legal capacity for executing this Agreement and for complying with its duties under this Agreement.

6.2.2	The Agreement implies the Seller’s valid and legally binding obligation, enforceable in the terms and under the conditions set forth in the Agreement.

6.2.3	The Seller has taken all actions required for executing this Agreement and for completing the transactions provided herein, including without limitation any notices that are to be served, any registration to be made or any Authorization, permission, consent or approval to be secured.

6.2.4	The Seller has taken all actions required in order to be entitled to own and fully dispose of its Assets and to carry on the MovilCarga Business in Spain and in other jurisdictions, including without limitation any notices that are to be served, any registration to be made or any Authorization, permission, consent or approval to be secured, with the only exception being the required consents from third parties relating to the transfer to the Buyer of all the MovilCarga Contracts (as defined in Recital II.(iv).b).1) in the terms explained in the Assignment of Contracts Agreement and in clause 8.5.

6.2.5	The execution of this Agreement does not involve breach of any legal obligation that is binding for the Seller and/or MovilCarga Business.

6.2.6	The Seller is not under any obligation to decrease its capital stock or under any dissolution or liquidation cause, or under any cause that could entail its “declaración de concurso”, bankruptcy or temporary receivership.

6.2.7	The execution of this Agreement does not involve, in any event:

(a)     breach of any obligation referred to MovilCarga Business that is binding on the Seller, including without limitation an obligation by virtue of any legislation, regulation, agreement, resolution, decision, order, judgment or arbitration award;

(b)     the termination or an alteration of the terms of any agreement, resolution, license, Authorization, or obligation referred to MovilCarga Business to which the Seller is a party or that are binding on the Seller;

(c)     creating a Charge on any of the Assets sold and contributed to Buyer by means of this Agreement and the Capital Increase Public Deed. However, Buyer acknowledges the agreement reached regarding the 1,000 new POS machines, explained in clause 2.4.1 of this Agreement.

6.2.8	The Seller has complied in all material respects with all applicable laws, regulations, orders or other requirements of any governmental, regulatory or administrative authority or agency referred to MovilCarga Business, and with its by-laws, and with all agreements, contracts or other instruments to which it is a party or by which it is bound in relation to MovilCarga Business.

6.2.9	The Seller has secured all the necessary Authorizations required for the execution of this Agreement and the implementation of the Transactions contemplated hereby, and has complied with the terms and conditions thereof.

6.2.10	All Authorizations required for the development of the MovilCarga Business are in force and have been granted without any conditions or subject only to conditions that have been fulfilled.

6.2.11	It is not and will not be necessary to incur any expenses to assure compliance with or secure any Authorizations, or to keep them in force.

6.2.12	There are no events or circumstances that indicate that any of the Authorizations would or could be withdrawn, suspended, cancelled, changed, or not be renewed.

6.2.13	None of the Authorizations has been granted personally to the Seller or is subject to a condition to be fulfilled personally by the Seller.

6.3	Assets

6.3.1	With the exception of the leasing agreement with with Banco Guipuzcoano, referred to in clause 2.4.3, all of the Assets sold and contributed to Buyer by means of this Agreement and the Capital Increase Public Deed are owned by the Seller and are duly reflected in the list of Assets provided in Annex A. There is no Charge or individual person or corporate person has claimed to be entitled to own any of the Assets

6.3.2	All of the Assets are in good working condition and maintenance of said Assets has been adequate, except for reasonable wear and tear, and all of the Assets are fit and suitable for the purpose for which they are used and have been regularly and properly maintained.

The Assets sold and contributed to Buyer by means of this Agreement and the Capital Increase Public Deed, are all assets necessary to operate the MovilCarga Business on a stand-alone basis.

However, the Assets do not include accounts receivable as provided in this Agreement.

6.3.3	The Assets, when coupled with the services described under the Services Agreement, are sufficient to properly carry out and operate the MovilCarga Business without any significant increase in allocation of resources to the MovilCarga Business or any significant increase in the SG&A as compared to those included in the Projections.

6.3.4	With the exception of the leasing agreement with Banco Guipuzcoano, referred to in clause 2.4.3, there is no agreement or obligation, except for this Agreement, that calls for the transferring or disposing of Assets or for granting to any person a right, conditional or otherwise, to demand that such Assets be transferred or disposed of.

6.4	Fees and commissions

6.4.1	The Seller is not liable to pay or under any obligation to pay any fees or commission to any broker, agent, consultant, intermediary or representative in respect of the transactions provided for in this Agreement, for which the Buyer could become liable or be required to pay.

6.4.2	Seller has not reached any agreement by virtue of which Buyer is liable to pay, or under an obligation to pay, any fees or commission to any broker, agent, consultant, intermediary or representative in respect of the transactions provided in this Agreement, or of any of the transactions provided herein. For clarification purposes, this section does not refer to any payment related to Business Contracts for the operation of MovilCarga Business.

6.5	Information|

6.5.1	All information provided by or on behalf of the Seller to the Buyer or the Buyer’s advisors, before or during the negotiations leading up to this Agreement, is true, accurate, complete and not misleading.

6.5.2	The information provided by the Seller in this Agreement is true, accurate and complete.

6.5.3	All facts concerning the Seller, the Assets, and MovilCarga Business that could be material to the Buyer have been duly reported to the Buyer. In the event there is any controversy as to whether the Seller notified the existence of a material event to the Buyer, the burden of proof as to the existence of such communication to the Buyer lies on the Seller.

6.6	Financial Information, Projections and changes since the Financial Information Date

6.6.1	The Financial Information has been drawn up on a consistent basis, in accordance with the laws of Spain and with the accounting principles and practices generally accepted in Spain, including the principle of prudent valuation (“principio de prudencia valorativa”).

6.6.2	Seller’s Financial Information is up-to-date ((a) the P&L until September 30, 2004, and (b) the List until the Closing Date), and has been drawn up in a complete and accurate way in accordance with the laws of Spain as well as with the accounting principles and practices generally accepted in Spain.

6.6.3	With the exception of the matter of the 1,000 new POS´s machines, the deposits and the Prepaid Total Amounts referred to in clauses 2.4.1 and 2.4.2, the Seller expressly represents that no liability or debt of Seller, whether or not relating to the MovilCarga Business, is hereby (or by any other related document) transferred to Buyer or should be assumed by Buyer pursuant to this Agreement (or by any other related document). For clarification purposes, the liabilities derived from the deposits and the Prepaid Total Amount, which are transferred to the Buyer hereby, are limited to the amount stated in clause 2.4.2 and in the terms thereof, as applicable.

6.6.4	The List provides, among some other information, for a complete and accurate relation of all customer accounts receivable and suppliers accounts payable of MovilCarga Business as of the Financial Information Date. The receivables of MovilCarga Business arose in the ordinary course of business, can be expected to be collectible without any substantial problems and within reasonable time; and are carried at values determined in accordance with Spanish GAAP.

6.6.5	The Projections attached as Annex F have been prepared in good faith and represent the Seller’s current estimate of the projected financial results of the MovilCarga Business following the assumption of the MovilCarga Business by the Buyer. Seller represents that, at the time of execution of this Agreement, it has no actual knowledge of any condition, situation or development relating to the MovilCarga Business or the market for PINs generally in Spain that Seller believes would prevent MovilCarga from realizing the results included in the Projections. Seller represents that the Projections were made at KPMG’s request, on the assumption that a contract with VODAFONE and AMENA was entered into. On the other hand, Seller represents that in the sector of the Movilcarga Business such projections are not likely to be valid for more than one year and that, in any case, they can be affected by developments in the market.

6.6.6	Since the Financial Information Date established in the P&L (that is to say, since September 30, 2004), (i) Seller has continued doing business in the ordinary course to keep MovilCarga Business as a going concern and there has been no change in the accounting policies and valuation criteria used by the Seller; and (ii) no material adverse changes have taken place in the Seller’s financial or commercial situation or prospects related to MovilCarga Business.

6.7	Taxes

6.7.1	The Seller has paid or has created reserves or provisions in its financial statements fully covering all Taxes accrued and payable related to the MovilCarga Business.

6.7.2	Except as already disclosed to Buyer, the Seller has submitted or will submit timely and correct Tax returns, documents or other information and, in particular, those related to the MovilCarga Business, including those related to the transmission of MovilCarga Business to the Buyer. The Seller has kept all the books and records and has kept all vouchers that the Seller is required to fill in, deliver, file, carry or keep with regard to Taxes.

6.7.3	The Seller has applied all withholding Taxes and accounted for all payment obligations relating to withholding Taxes and, in particular, those related to MovilCarga Business, and has complied with the applicable Tax laws and regulations related to MovilCarga Business in due time and form.

6.7.4	Except for the tax audit related to the VAT of the general activity of Seller and not specifically of the MovilCarga Business in which the Seller is currently involved, the Seller is not involved in any administrative, contentious or arbitration claim or proceedings in relation to Taxes related to the MovilCarga Business, and the Seller is not aware or has received any notice of any facts indicating that an administrative authority intends to examine any of Seller’s Taxes and, in particular, those related to the MovilCarga Business. If there was any contingency before the Closing Date derived from the VAT tax audit indicated in this paragraph, and, as a consequence thereof, the Buyer had to make any payment to the Spanish Tax Authorities, Seller shall indemnify Buyer with the limits, during the terms and according to the procedure provided in this Agreement (in particular, clause 9).

6.8	Industrial and Intellectual Property

6.8.1	The Industrial and Intellectual Property Rights are:

(a) owned by the Seller, or held by the Seller under the necessary licenses;

(b) valid and enforceable, without anything having been done or omitted which could result in the rights ceasing to be valid and enforceable;

(c) free of Charge and from any restriction on their use; and

(d) no person has filed any claims in respect of the ownership, validity, enforceability, right or any other title to said rights.

6.8.2	The only Industrial and Intellectual Property Rights registered to Seller’s name related to MovilCarga Business, for which the Seller has filed a registration application is, exclusively, the Industrial Drawing (“Dibujo Industrial”) number 27.076(8), of March 26, 2002. This registered Industrial and Intellectual Property Rights is:

(a) free of Charge and from any restriction on its use;

(b) in full force and effect, there being no fees pending;

(c) effectively used for the products or services for which it has been registered; and

(d) all the Industrial and Intellectual Property needed for Buyer to carry on the MovilCarga Business as Seller has been doing prior to the date of this Agreement.

Seller applied, on April 2, 2004, for the registration as Community Trademark - “Marca Comunitaria”, Classes 9, 35 and 38 of the “Movilcarga” trademark. This trademark shall be transferred by Seller to Buyer under this Agreement.

6.8.3	The Seller is not aware of any third party having infringed or infringing Seller’s Industrial and Intellectual Property Rights in connection with the MovilCarga Business.

6.8.4	The Seller has not infringed and is not infringing in the operation of the MovilCarga Business any third party’s Industrial and Intellectual Property Right.

6.8.5	The Seller is not liable to pay any price, fee, royalty or any other amount to third parties in relation to any Industrial and Intellectual Property Right related to the MovilCarga Business. Additionally, the Buyer shall not be liable to pay any price, fee, royalty or other amount to the Seller or third parties in relation to any Industrial and Intellectual Property Right related to the MovilCarga Business, with the exception of the amounts agreed in the Software License Agreement for the maintenance of the Software.

6.9	Insurance

6.9.1	Insurable Assets are currently insured under the Insurance Contract entered into between Seller and Allianz, Compañía de Seguros y Reaseguros, S.A., number 018086758, on May 19, 2004. A copy of this contract is attached to this Agreement as Annex L.

6.9.2	All current insurance and indemnity policies in respect of the MovilCarga Business (the “Policies”) are valid and enforceable. The Seller has not taken any action or omitted anything that would result in any of the Policies being void or voidable.

6.9.3	There are no claims outstanding under any of the Policies, no events have taken place and no circumstances have arisen which provide grounds, for filing a claim under any of the Policies or for restricting the Buyer’s rights under said Policies.

6.10	Real property and lease

6.10.1	The MovilCarga Business does not include any real estate property.

6.10.2	The premises required or convenient for carrying out the MovilCarga Business are described in the Lease Agreement referred to in Recital II, and the Buyer will be able to perform the MovilCarga Business under the terms and conditions contained in the Lease Agreement. Except from that expressly stated in the Lease Agreement, the Buyer shall not be liable to pay any price, fee, royalty or other amount to the Seller or third parties in relation to the Lease Agreement.

6.10.3	No person other than the Buyer will occupy or use the Premises (as they are described in clause 1.1.2.26 and in the Lease Agreement), or has any right to occupy or use the Premises.

6.10.4	The Premises carries with it, and shall continue to do so as long as it is used by the Buyer, all the rights and easements needed for using it as it is currently used and those required or convenient for carry on MovilCarga Business in a proper manner.

6.10.5	There is not any fact that may have a materially adverse impact on the use of the Premises by the Buyer.

6.10.6	The Premises and all items ancillary thereto are in good condition, except for reasonable wear and tear, and fit and suitable for the purpose for which they are used and have been regularly and properly maintained.

6.10.7	The Lease Agreement is in compliance with all State, Autonomous Communities or local laws and applicable regulations, including, but not limited to, laws and regulations relating to construction, environment, urban planning, zoning or building. In particular, Buyer has obtained all necessary licenses, permits, authorizations or consents required for the carrying out of its activities on the Premises.

6.10.8	The Premises is not polluted in any way which might give rise to any claim of third parties or to claims under any applicable law or regulation.

6.11	Litigation

The Seller is not involved, and has not been involved, in any litigation or Court or arbitration or administrative proceedings, and no litigation, Court or arbitration or administrative proceedings have been threatened against the Seller regarding MovilCarga Business, and the Seller is not aware of any facts or developments whatsoever that could give rise to such litigation or Court or arbitration or administrative proceedings. However, Seller has submitted different monitory proceedings against overdue clients.

6.12	Agreements

6.12.1	No party with whom Seller has entered into a contract, agreement, obligation or contractual relationship (in writing or verbal) has served any notice whatsoever to the effect that such party intends to terminate or extinguish said contract, agreement obligation or contractual relationship (in writing or verbal).

6.12.2	The Seller is not currently breaching any contract, agreement, obligation or contractual relationship (in writing or verbal) related to MovilCarga Business. The Seller is not aware of any fact or circumstances which due to the lapse of time or upon a request or notice from a third party would implicate that neither the Seller nor the Buyer is in breach of any binding contract, agreement obligation or contractual relationship (in writing or verbal).

6.12.3	All and any Seller’s contracts, agreements, obligations or contractual relationships (in writing or verbal) related to the MovilCarga Business, transferred to the Buyer by virtue of this Agreement:

(a) have been entered into under market conditions

(b) are within the scope of MovilCarga Business;

(c) are valid, binding and enforceable in accordance with their terms and in full force and effect;|

(d) do not violate any applicable law or regulation with regard to which non-compliance could have a material adverse effect;

(e) are not of a loss-making nature, that is, known to be likely to affect their completion or performance;

(f) not contain termination provisions which are not reasonable or customary for the type of transactions and activities to which they are related.

6.12.4	Annexes 1, 2 and 3 of the Assignment of Contracts Agreement contain a list of all current contracts, agreements, or contractual relationships (in writing or verbal) of the Seller with third parties related to the MovilCarga Business

6.12.5	In relation with the MovilCarga Business, the Seller has not entered into

(a) any agency or distribution agreements, except as for those indicated in the Assignment of Contracts Agreement;

(b) any agreements which restrict or affect the MovilCarga Business or Buyer’s right, ability or capacity to compete with any person;

(c)     any agreement for the acquisition of the business or assets of any person, irrespective of the structure of the acquisition, or any similar type of agreement under which the Buyer may have any continuing obligation of indemnification to a third party against any type of liability, whether known, unknown, fixed, contingent or otherwise;

(d) any agreement which cannot be readily fulfilled or performed on time without undue or unusual expenditure of money or effort; nor,

(e) any agreement by which the Buyer may be obliged to contribute funds, except as for those required to carry on the MovilCarga Business;

(f) any agreement by which Buyer may be obliged to contribute financial support.

6.12.6	The partner of the Seller is not a client or supplier of the MovilCarga Business, or owner, partner, shareholder, director, agent, representative or employee of a client or supplier who trades with or supplies MovilCarga Business.

6.12.7	The Seller has been verbally informed by Caja Madrid that it is ready to accept Buyer’s subrogation in Seller’s position in the leasing agreement related to the first 500 POS machines referred to in clause 2.4.1 above. Additionally, Seller has been verbally informed by Caja Madrid that, after the Closing Date, Caja Madrid will enter into a new leasing agreement with Buyer regarding the other remaining 500 POS machines referred to in last paragraph of clause 2.4.1 above.

6.13	Employees

6.13.1	The only Collective Bargaining Agreement applicable to MovilCarga Business (and therefore, to the Buyer) is the Collective Agreement of the General Trading (“Comercio en General”) of Huesca Province published on the Huesca Province Official Gazette dated January 14, 2003.

In addition to the referred Collective Bargaining Agreement, there is a Collective Agreement (“pacto de mejora”) regarding “bank holidays” (“puentes vacacionales”) by virtue of which once a year employees can take a long weekend or bank holiday registering it as “working day” instead of as “calendar day” (that is to say, by virtue of the referred Collective Agreement, employees have 31 calendar days of vacation, that represents one day more than those established in the Collective Bargaining Agreement.

Additionally, the salaries are over the minimum standards stated under the applicable Collective Bargaining Agreement.

6.13.2	No employee or trade union or any body or individual representing them is entitled to take part in Buyer’s management bodies or to be informed or consulted concerning the MovilCarga Business, except in the cases required under applicable employment legislation.

6.13.3	Annex B contains the total number of Seller’s employees allocated to the MovilCarga Business (and, therefore, transferred to the Buyer as part of MovilCarga Business); for each employee allocated to MovilCarga Business, his or her full name, Identity Tax Number, department, category, post, date of employment, type of contract, annual salary, incentives, days of vacations, type of working day, labour working day (including, when applicable, on Saturdays, and the corresponding compensation), last increase, required notice period to terminate the relevant employement contract.

6.13.4	The notification and communication obligations to the employees allocated to the MovilCarga Business (and, therefore, transferred to the Buyer as a part of the MovilCarga Business), stated under section 44 of the Worker’s Statute Act has been duly made. It is also stated that it is not necessary the Employees’ consent to their transmission from Seller to Buyer, according to section 44 of the Worker´s Statute Act in accordance with Directive on TUPE regulation [PENDING EMPLOYMENT DEPARTMENT] 1991/1984 because the current labor conditions of the Employees are not modified as a consequence of their allocation to the Buyer.

6.13.5	The Seller is not involved in any dispute or claims with employees allocated to the MovilCarga Business (and, therefore, transferred to the Buyer as part of the MovilCarga Business), with any trade unions, or with any individual or body representing them, and the Seller is not aware of any fact or circumstances that could give rise to such dispute, and the Seller has not had any collective dispute regarding its employees allocated to MovilCarga Business (and, therefore, transferred to the Buyer as part of the MovilCarga Business) in the last four (4) years.

6.13.6	The Seller has complied with the applicable legislation, collective bargaining agreements, regulations or contracts relating to the Seller’s employees allocated to MovilCarga Business (and, therefore, transferred to the Buyer as part of MovilCarga Business), and have drawn up, delivered or filed in due time and form all returns, documents or any other information with respect to this matter, have kept all books and records and kept all vouchers which the Seller is required to draw up, deliver, file, or keep, and has duly made all payments with respect to employees allocated to the MovilCarga Business (and, therefore, transferred to the Buyer as part of the MovilCarga Business) as required by the applicable laws and regulations including without limitation legal salary increases and those that referred to Social Security and to employment laws and regulations.

6.13.7	The Seller does not owe to any present or former employee allocated to MovilCarga Business (and, therefore, transferred to the Buyer as part of MovilCarga Business) any sums except for the salary payments and vacations that have being accrued but are not yet payable.

6.13.8	The Seller has not entered into senior executive employment contracts (“contratos de alta dirección”) as regulated in Royal Decree 1382/1985, of August 1.

6.13.9	The Seller has not entered into any employment contracts containing post-contractual non-competition clauses.

6.13.10	No current or former employee, executive, officer or director of the Seller is entitled to any kind of termination indemnity or severance payment exceeding that established as a minimum by any applicable law, regulation or collective bargaining agreement.

6.13.11	In relation to the MovilCarga Business, the Seller has not entered into any consultancy agreement.

6.14	Pensions and other benefits

There is no agreement for paying, or paying contributions towards, any pension benefits, subsidies, lump sums or similar benefits on the retirement, death, or termination of employment (voluntarily or otherwise), or during periods of sickness or disability, to any employee or former employee of the Seller in relation to the MovilCarga Business, or to any persons depending on such employees.

6.15	No Illegal Payments

Neither the Seller nor any of its respective officers, employees or agents, has directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, employee of any Governmental authority or other person who was, is or may be in a position to help or hinder the MovilCarga Business:

(a) which could subject the Buyer to any material damage or penalty; or

(b) the non-continuation of which in the future could have a material adverse effect in on the MovilCarga Business or the Buyer.

6.16	Market share

Seller represents that its market share regarding (i) the MovilCarga Business, (ii) the on-line business and (iii) the off-line business, in Spain is between 8% and 9% of the national MovilCarga Business market in each case, and that the volume of sales in Spain regarding the MovilCarga Business corresponding to the last fiscal year amounted to, approximately, Euro 133,231,132; regarding the on-line business to, approximately, Euro 78,177,021, and regarding the off-line business to, approximately, Euro 55,054,111.

6.17	Liabilities

According to the current information Seller has at present, and except for the provisions established in clauses 2.4.1 and 2.4.2, the Seller is not aware of any liabilities related to the MovilCarga Business prior to the Closing Date, that are being transferred to the Buyer under this Agreement.

CLAUSE 7. BUYER’S AND GURANTOR´S REPRESENTATIONS AND WARRANTIES

7.1	General

7.1.1	The Buyer and the Guarantor hereby declare to the Seller that each one of the Buyer’s and the Guarantor´s Representations and Warranties is true, accurate, complete and not misleading as of the date of this Agreement.

7.1.2	The Buyer and the Guarantor acknowledge that the Seller is executing this Agreement on the basis of each of the Buyer’s and the Guarantor´s Representations and Warranties.

7.1.3	Each of the Buyer’s and the Guarantor’s Representations and Warranties shall be interpreted independently from each other and (unless otherwise expressly stated in this Agreement) shall not be restricted by any other clause of this Agreement or by any other of Buyer’s or Guarantor’s Representations and Warranties.

7.2	Authority and legal capacity

7.2.1	The Buyer is a company duly incorporated and existing according to the laws of Spain. The Guarantor is a company duly incorporated and existing according to the laws of Delaware (USA).

7.2.2	The Buyer and the Guarantor are legally entitled, have full authority and legal capacity for executing this Agreement and for performing all of the Buyer’s and the Guarantor’s obligations, as applicable, derived from this Agreement.

7.2.3	The Agreement contains the Buyer’s and the Guarantor’s valid and legally binding obligation, which is enforceable in the terms and under the conditions of the Agreement.

7.2.4	The Buyer and the Guarantor have taken all actions required for executing this Agreement and for completing the Transaction provided for herein, including without limitation any notices to be served, or any Authorizations, permissions, consents or approvals to be secured.

7.2.5	The execution of this Agreement does not involve breach of any legal obligation that is binding on the Buyer or the Guarantor.

7.3	Competition

7.3.1	From a competition regulation point of view, Buyer and Guarantor represent that neither Buyer nor any of the companies of its Group now carry out any relevant business in Spain (not only regarding MovilCarga Business -the recharge of mobiles- but also regarding any other kind of business).

7.3.2	Buyer and Guarantor represent that, taking into account the information provided by the Seller in clause 6.16, in their opinion, the Transaction is not affected by article 14 of the Spanish Competition Law (“Ley de Defensa de la Competencia”), as it does not incur in any of the cases thereof provided; therefore Buyer considers that it is not obliged to notify this Transaction to the Competition Service.

CLAUSE 8. COVENANTS

8.1	Seller understands that Buyer shall be entitled to protect and preserve the market value of the MovilCarga Business to the extent permitted by law and that Buyer would not have entered into this Agreement absent the provisions of this clause and, therefore, Seller and Mr. Noya shall not provoke, and shall refrain from, provoking that any third party to, directly or indirectly, do any of the following in Spain: i) engage in any activity or business which may be considered as directly or indirectly competing with the MovilCarga Business (as currently it is or as it may become due to its normal or natural development until the Earn Out Payment Date); ii) sell or distribute electronic products through networks of devices; iii) engage in any activity which may in any way be materially detrimental to the activities of the MovilCarga Business (collectively, “Competitive Activities”). Buyer shall have to prove that Seller has incurred in any of these Competitive Activities.

The aforementioned non-compete obligations shall remain in force, as from the Closing Date and until:

a)       the third anniversary of the Earn Out Payment Date, regarding those activities or businesses considered as directly or indirectly competing with the MovilCarga Business (as currently it is, or as it may become due to its normal or natural development until the Earn Out Payment Date), and the selling or distributing of electronic products through networks of devices, which have been also carried out or developed by the Buyer at any moment prior to the Earn Out Payment.

b)       the first anniversary of the Earn Out Payment Date, regarding those activities or businesses considered as directly or indirectly competing with the MovilCarga Business (as currently it is, or as it may become due to its normal or natural development until the Earn Out Payment Date), and the selling or distributing of electronic products through networks of devices, which have never been carried out or developed by the Buyer at any time prior to the Earn Out Payment.

8.2	The Parties acknowledge that Seller and any of the companies of its Group, have and shall have the right to use and develop, in the widest terms, the technology regarding MovilCarga Business in all the other countries of the world other than Spain.

On the other hand, the Parties acknowledge that Seller shall be able to sell products not restricted by clause 8.1 (like, for example, telephones) to clients, current or future, related to the MovilCarga Business.

8.3	Seller will stop, from the date of this Agreement and regarding Spain, including the name MovilCarga and any other brand related to the MovilCarga Business in Seller’s letterhead and shall refrain from adopting any action which may imply Seller operates in the MovilCarga Business or in business areas similar to the MovilCarga Business.

8.4	Seller shall not engage the employees of Buyer unless Buyer approves such engagement, which approval shall be in writing.

8.5	The Seller acknowledges that some of the Business Contracts that are going to be transferred to Buyer by the Seller by means of the Assignment Contracts Agreement (and for lack of the corresponding consents) simultaneously with this Agreement, are in written form, but that others have been orally agreed but not in writing. Notwithstanding the above, in order to collect the corresponding consents from the other parties to the MovilCarga Contracts, until the aforementioned consents are obtained, the Seller shall transfer to Buyer any amount received by any third parties in relation with to the MovilCarga Contracts and/or the MovilCarga Business (as provided in clause 2.3. The Seller shall also deliver to Buyer, as soon as possible, any communication, purchase order, claim, or whatever any other document or information related relating to the MovilCarga Contracts and/or the MovilCarga Business until the corresponding third parties authorize/consent to the transfer to Buyer of the relevant Contract. Until the aforementioned consents are obtained, Buyer shall be responsible for the compliance with the MovilCarga Contracts. Likewise, the Seller shall deliver to the Buyer all the existing agreements with third parties in written form as well as all documents that Buyer should keep as supporting evidence for the contractual relationships (including oral agreements with third parties) and books and records that Buyer is required to carry by law.

8.6	The Seller shall cooperate with Buyer in obtaining from the corresponding third parties consents to the transfer of all of the MovilCarga Contracts. To this effect, and regarding the Business Contracts the Seller and Buyer shall jointly send a letter

(together with the first invoice to be issued according to the invoicing system in force, -hereinafter, the “First Invoice”, according to clause 2.3.6-) to each counterpart to the Business Contracts, informing that the MovilCarga Business is currently owned by Buyer and that any payment, credit, document, information, etc. related to the MovilCarga Business, shall be addressed directly to Buyer. In this regard, attached to this Agreement as Annex M, there is a form letter to be sent, within the following days, by Seller and Buyer to each other party to the Business Contracts, including all Retailers. All letters addressed to Retailers shall indicate that its corresponding Retailer Agreement is being assigned to Buyer and that the payment by the Retailer of the First Invoice or any other future invoice of Buyer following the receipt of the letter shall be considered to be tacit approval of such assignment to Buyer.

8.7	Seller shall cooperate with Buyer in obtaining (i) any permit, license or governmental or other authorization required under any applicable law or regulation with respect to the MovilCarga Business or the conduct thereof by Buyer, and (ii) any third party consents to the assignment or transfer to Buyer of any Movilcarga Contract, permits, licenses or authorizations or applications held by Seller in connection with MovilCarga Business.

8.8	The Seller shall provide to Buyer, as soon as possible, with all information and documentation related to MovilCarga Business that Seller may have in its possession or that the Seller may receive or have access to.

8.9	Seller acknowledges that the covenants contained in this clause are fair and reasonable in light of the price stated in clause 3 and are necessary in order to protect Buyer’s investment in the MovilCarga Business and that any breach by Seller of such covenants will result in irreparable injury to the Buyer.

CLAUSE 9. INDEMNITY

9.1	Indemnification by Seller

9.1.1	Subject to the procedures and limitations provided in this Agreement, the Seller undertakes to indemnify the Buyer for any loss, liability or damage, whether present or future, caused to the Buyer, and arising out of:

9.1.1.1	any misrepresentation or the breach of any warranty made by the Seller in this Agreement, or any breach of any provision under this Agreement;

9.1.1.2	any legal claims or actions raised by third parties (including, inter alia, private third parties, Public Administration, Tax Authorities, Social Security, etc.) in relation to Seller’s MovilCarga Business (as prior owner of the MovilCarga Business) activities prior to the Closing Date. The indemnification obligation provided in this Section shall apply, without limitation, to any claim by the Telecommunications Market Commission that the MovilCarga Business in an “electronic communications service” under conditions requiring that notification be made to such commission.

9.1.1.3	any judgment or resolution from any administrative, labor, Tax, civil or criminal authority declaring the existence of labor relationships or labor conditions of Buyer’s employees other than those set forth in Annex B, which were in force prior to the Closing Date;

9.1.1.4	any non-compliance by the Seller (as prior owner of the MovilCarga Business) with any laws or regulations governing Social Security or non-punctual or incorrect payments or filings or information disclosures taking place prior to the Closing Date;

9.1.1.5	any of Seller’s acts or omissions regarding MovilCarga Business prior to the Closing Date.

The Parties agree that the obligation of Seller to indemnify hereunder shall be limited to claims arising from actions that occurred before the Closing Date for which notice is given by the Buyer to the Seller in the term from the Closing Date until the Earn Out Payment Date, provided that, with respect to any claims arising from taxes of any kind (including VAT), Buyer’s notice of indemnification may be made at any time prior the expiration of the statute of limitations for the claim.

9.1.2	All the Parties acknowledge that (i) the Seller’s indemnification obligations before the Buyer under this Agreement shall be limited to one hundred percent (100%) of the amount of the loss, liability or damage (the “Loss”), caused to Buyer, in the terms of this clause 9, as a consequence of each contingency, provided that Seller, or any other company belonging to Seller’s Group has the 20% of the capital stock of Buyer; (ii) and shall be subject to the procedure established in clause 9.2. If Seller sells its 20% of the capital stock of Buyer, Seller shall be obliged, if the Loss exists, to pay, if it comes to it, eighty (80%) percent of the referred amount directly to Euronet Holding or to the company of Buyer’s group that Buyer expressly appoints in writing, instead of the one hundred percent (100%) of the referred amount to the Buyer.

9.1.3	Notwithstanding the provisions of clauses 9.1.1 and 9.1.2. the amount of indemnification payable by Seller under this Agreement shall be limited as follows:

(a)     The total amount of the potential indemnification payable by Seller to Buyer shall not exceed 100% of the amount already paid until that moment by Buyer to Seller as price of the transmission of the Assets under this Agreement (as an example, if Buyer had only paid to Seller the Initial Price, the amount of the potential indemnification shall be limited to € 8 million); provided that such limitation shall not apply in the event of any (i) intentional misrepresentation or breach of this Agreement by Seller, or (ii) of willful or criminal misconduct by Seller. The existence of any of these two events shall be duly proved by Buyer.

(b) Seller shall not be liable to indemnify for any claims when the amount thereof is less than €5,000 (hereinafter, “Claims Less than € 5,000”);

(c) Seller shall not be liable to indemnify for any claims until the aggregate amount of such claims exceeds €50,000 (Claims Less than € 5,000 shall not be taken into account to calculate the amount of € 50,000). Once such limit is met, Seller shall be liable to indemnify Buyer for the full amount of such claims (subject to the exclusion of claims set forth in clause 9.1.3(b).

9.2	Procedure for indemnification, in the event of third party’s claims

9.2.1	In the event that a situation arises that, in the opinion of the Buyer, could give rise to an indemnity obligation by the Seller due to any third party’s claims including without limitation claims by any governmental authority, the following actions shall be taken:

(a)     The Buyer shall notify to the Seller of the relevant circumstances and the possible liability derived there from, as soon as it becomes aware of the existence of such claim. In any case in which the claim is based upon a formal proceeding of which Buyer has received notice, the notice to the Seller is to be received by the Seller within five (5) business days from the Buyer receiving such written notice of the claim and, in any event, before half of the remaining period for responding or filing an appeal has elapsed, rounding up if an uneven number. In the rest of the cases, the notice to the Seller is to be received by the Seller within ten (10) business days from the Buyer receiving such oral or written notice of the claim. The failure to give the notices provided in this paragraph in a timely fashion shall not cut off the Buyer´s ability to make any claim it may otherwise have under this Clause 9, unless the failure has caused prejudice to the ability of the Seller to defend itself against a claim.

          Within five (5) business days from receipt of the notice set forth above or sooner if the circumstances of the event from which the indemnity obligation could derive so require in order to avoid any harm to the interests of the Buyer, the Seller shall take one of the following actions:

(i)      To notify the Buyer to proceed with the payment or fulfillment of the required obligations, in which case, it must make available to it, simultaneously to the notification, the amount of money required to make the payment, or the necessary means to fulfill the obligation.

(ii)     To notify the Buyer that Seller considers it has not to pay any amount or fulfill any obligation, according to this Agreement.

(iii)   To notify the Buyer that Seller wants to oppose the payment or the fulfillment of the obligation.

(b)     In the event that the circumstance giving rise to the liability is a final (not subject to be appealed) Court judgment or any other kind of final Court, administrative or arbitral decision, the Seller will not be entitled to choose between the alternatives set forth above, but rather will be obliged to pay to the Buyer the amounts that the latter has paid or must pay, within the five business day period set forth above.

(c)     In the case established in paragraph 9.2.1 (a) (ii) above, Buyer shall have to pay to the third party, if and when a final judicial, administrative or arbitral decision confirms the claim, and regarding the dispute between Seller and Buyer about whether Seller is or not responsible the third ´s claim, clause 16.2 shall be applicable. For clarification purposes, if on the Earn Out Payment Date there is any pending claim against the Buyer, the amount of such claim shall be subject to the escrow account system referred to in section 3.4.5 (b).

(d) Under any circumstances, Seller’s notice shall not affect the ability of Buyer to offset as provided in clause 9.3 below and in paragraph 5 of clause 3.3.4.

(e)     In the event that the Seller chooses to oppose the payment or the fulfillment of the obligation, according to paragraph 9.2.1 (a) (iii) above, the Seller will designate the legal team to intervene, directly or indirectly, in such defense, subscribing directly with such legal team the required services agreements or otherwise, the Buyer undertaking to grant said legal team the necessary faculties and means and information necessary to undertake such task. Buyer shall provide Seller with all the relevant information regarding the claim and shall collaborate with Seller as it reasonably requests it in order to permit an adequate defense.

          Buyer shall bear all expenses Seller may incur as a consequence of defending Buyer against the claim made. If Seller losses the defense, without prejudice of paragraph (g) below, Buyer shall be entitled to recover from Seller all the amounts previously paid by it as expenses, within the 15 following business days to the judicial, administrative or arbitral resolution, as the case may be.

(f)      In the specific case that tax-related actions intended to clarify the tax situation of Buyer are initiated, which affect Seller’s tax periods closed prior to the Closing Date, or any taxes derived from Seller’s acts or omissions prior to the Closing Date, Buyer shall notify Seller, within five (5) business days following this fact being known (upon its receipt of the notice of initiation of such action), and Seller shall designate the legal team to take charge of the defense of Buyer’s interests before the Tax Authorities, and the Buyer, if they so wish shall designate a team of advisors to collaborate with those designated by the Seller in the defense of Buyer’s interests, in which case any decisions shall be taken by mutual agreement, Buyer undertaking to grant such powers and provide such documentation and means necessary for the development of its role.

(g)     Seller shall be obliged to indemnify the Buyer according to this Agreement, when the Buyer has to pay to the third party due to the claim of such third party. In this sense, it is understood that Buyer has to pay to the third party when a final judicial, administrative or arbitral decision (that is to say not subject to be appealed) has been adopted in favour of such third party. However, if the arbitration procedure of clause 16.2 is still pending regarding such claim (that is to say, it is not decided yet whether Seller is or not responsible for such claim), Seller shall only have to pay to Buyer if the final arbitration award confirms Seller´s responsibility for such claim. Until then, the escrow account system shall apply, provided that the claim aroused before and is pending on the Earn Out Payment Date.

9.2.2	In the event that the Seller had not paid the amounts claimed from it by the Buyer, within the time periods established in this Agreement, these amounts shall accrue a 5% annual interest, as from the date on which they should have been paid, according to the all the provisions established in this clause 9.

9.3	Set-off against Part B of the Deferred and Conditional Price

The Parties hereby agree that the Buyer may offset against Part B of the Deferred and Conditional Price any and all claims that the Buyer may have against the Seller according to clause 9.1 and 9.2 above (that is to say, when such claims are (i) accepted by Seller, or (ii) confirmed by a final judicial, administrative or arbitral decision). In case of any claim neither accepted by the Seller nor confirmed by a final judicial, administrative or arbitral decision before the Earn Out Payment Date: (i) Buyer shall make payment on the Earn Out Payment Date to the Seller of the difference between the amount of the Earn Out Payment (calculated as provided in clause 3.3.2) and the amount of any indemnification request for which notice is given by the Buyer, and (ii) the remainder of the Earn Out Payment (the amount that has been claimed by Buyer), shall be deposited in escrow by Buyer. Such amount shall be governed by the rules of the escrow agreed between the Parties according to the form attached to this Agreement as Annex J; that is to say such amount shall be delivered back to the Buyer or delivered to the Seller; depending on contents of the final judicial, administrative or arbitral decision.

9.4	Indemnification by Buyer and by Guarantor

The Buyer and the Guarantor hereby undertake to indemnify the Seller following the execution of this Agreement for any resulting loss, liability or damage caused to the Seller as a consequence of any misrepresentation or the breach of any warranty under clause 7 above, or any breach of any provision under this Agreement.

Particularly, and without prejudice of the general provision established in the first paragraph of this clause, Buyer and Guarantor shall indemnify Seller for any loss, liability or damage, direct or indirect, derived from any resolution issued by the Competition Service not authorizing the Transaction or subjecting it to any condition, as a consequence of non-fulfillment (total or partial) or any of the obligations of the Spanish Competition Law. Buyer and Guarantor shall do whatever actions as necessary to duly indemnify Seller accordingly.

The indemnification obligation established in the previous paragraph shall not be applicable in the event that the failure to obtain the authorization of the Transaction (or any condition to it) is due to inaccurate information provided by Seller in clause 6.16.

9.5	Notice

Any payment which the Seller or the Buyer must make under this clause 9 shall be claimed by the Seller or the Buyer, as applicable, by means of a written notice sent to the address designated in clause 15 containing a brief explanation of the claim.

CLAUSE 10. CONFIDENTIAL INFORMATION

10.1	Each the Seller and the Buyer have disclosed and deliver to the other Party certain information about its properties, employees, finances, businesses and operations and the MovilCarga Business (such party when disclosing such information being the “Disclosing Party” and such party when receiving such information being the “Receiving Party”). All such information furnished directly or indirectly by the Disclosing Party or its Representatives (as defined below), whether furnished before or after the Closing Date, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this Agreement as “Proprietary Information.” Proprietary Information does not include, however, information which the Receiving Party demonstrates (a) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives, (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives or (c) becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or any of its Representatives and is otherwise not under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party. As used in this Agreement, the term “Representative” means, as to any corporate entity, such corporate entity’s affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial and tax advisors, internal o external lawyers, counsel and accountants) and controlling persons. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, joint venture, trust, other entity or individual.

10.2	Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party agrees (a) except as required by law, to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in the MovilCarga Business or who otherwise need to know the Proprietary Information for the purpose of the Agreement (all of whom shall be specifically informed of the confidential nature of such Proprietary Information and that by receiving such information they are agreeing to be bound by the terms of this Agreement relating to the confidential treatment of such Proprietary Information) and to cause those persons to observe the terms of this Agreement, (b) not to use Proprietary Information for any purpose other than in connection with the Agreement or the development of the MovilCarga Business and (c) except as required by applicable law or regulation or pursuant to a listing agreement with any national securities exchange or the National Association of Securities Dealers, Inc., not to disclose to any person (other than its Representatives who are actively and directly participating in the Agreement or who otherwise need to know for the purpose of developing the MovilCarga Business and, in any such case, to whom it is instructed to observe the terms of this Agreement) the fact that the Proprietary Information exists or has been made available, the fact that the Receiving Party is considering the Agreement, the fact that the Receiving Party is subject to any of the restrictions set forth in this Agreement, the fact that discussions or negotiations have taken place concerning the Agreement or involving the Disclosing Party, or any term, condition or other fact relating to the Agreement and the MovilCarga Business. The Receiving Party will be responsible for any breach of the terms of this clause of the Agreement by the Receiving Party or any of its Representatives. Seller acknowledges that the Guarantor is a company listed on the NASDAQ National Market and as such is required to make certain disclosures regarding this Agreement and MovilCarga Business with, or as required by, the U.S. Securities and Exchange Commission (SEC) and the NASDAQ; Seller therefore, accepts these disclosures by Guarantor provided that, in the reasonable opinion of Guarantor, they are required in order for Guarantor to be in compliance with its disclosure responsibilities under US securities laws in force. No provision of this clause 10 or this Agreement shall limit or in any way restrict the ability of the Guarantor to make any such disclosures.

10.3	In the event that the Receiving Party is requested pursuant to, or required by, applicable law, regulation or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Agreement or the MovilCarga Business, the Receiving Party agrees that it will provide the Disclosing Party with prompt notice of such request or requirement in order to enable the Disclosing Party to seek an appropriate protective order or other remedy, to consult with the Receiving Party with respect to the Disclosing Party taking steps to resist or narrow the scope of such request or legal process or to waive compliance, in whole or in part, with the terms of this clause of the Agreement. In the event that no such protective order or remedy is obtained, or that the Disclosing Party waives compliance with the terms of this clause of the Agreement, the Receiving Party will furnish only that portion of any Proprietary Information which the Receiving Party is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded regarding any Proprietary Information.

10.4	Without prejudice to the rights and remedies otherwise available to each of the Parties hereto, each such Party shall be entitled to equitable relief by way of specific performance, injunction or otherwise if the other Party or any of its Representatives breach or threaten to breach any of the provisions of this clause of the Agreement.

CLAUSE 11. ANNOUNCEMENTS

Seller and Buyer agree that no publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement or the transactions contemplated hereby shall be issued without the advance approval in writing of the form and content of same by Buyer or Seller, as applicable.

CLAUSE 12. COSTS

12.1	Except where otherwise provided in this Agreement, each Party shall pay its own costs of negotiating, drawing up, executing and performing this Agreement on its part.

12.2	Any costs or taxes derived from this Agreement shall be allocated to the Parties according pursuant to Spanish legislation.

12.3	Any Notarial and register costs, if any, derived from the formalization of this Agreement, of the Capital Increase Public Deed referred in this Agreement or of the formalization of any of the complementary documents referred herein shall be born by both Parties, at 50%.

CLAUSE 13. TRANSFER OF RIGHTS AND DUTIES

None of the Parties (All the Parties) hereto may assign or transfer any of its rights or duties under this Agreement without the prior express consent in writing of the other Party.

CLAUSE 14. GENERAL PROVISIONS

14.1	No amendment to this Agreement, including this clause, shall be valid unless it is made in writing and executed by or on behalf of each Party.

14.2	No omission or delay in exercising a right or action under this Agreement involves a waiver of said right or action or a waiver of any other rights or actions. The fact that any right or action under this Agreement is exercised individually or in part shall not prevent the same right or action, or any other right or action, from being exercised subsequently.

14.3	The Buyer’s rights and actions contained in this Agreement are cumulative and do not exclude any rights or actions provided by law.

14.4	This Agreement is the sole agreement made between the Parties on the subject matter of the Agreement and supersedes all prior agreements regarding the same matter, including without limitation, the Binding Offer as amended.

14.5	The headings of clauses, annexes, sections and appendices of this Agreement are included solely for the sake of convenience and for reference purposes, and are part of this Agreement.

14.6	Should any competent jurisdiction or arbitration tribunal declares that any provision of this Agreement is void, invalid or unenforceable, the Parties hereto undertake to negotiate in good faith the amendment of such provision solely insofar as it is necessary for the Agreement and the said provision to be lawful, valid and enforceable, reflecting in the most practical way and as closely as possible the original intent of the Parties. In any case, the fact that any provision of this Agreement is void, invalid or unenforceable shall in no way affect the lawfulness, validity or enforceability of all other provisions of the Agreement.

14.7	This Agreement has been entered into in two versions, a Spanish language version and a English language version. In the event of any dispute concerning the interpretation of this Agreement, the Spanish version shall prevail.

14.8	All the Parties agree that the complete and adequate implementation of this Transaction may require to carry out many administrative actions and, therefore acknowledge that it may be necessary certain time after the Closing Date (a month more or less) to duly execute all of them.

CLAUSE 15. NOTICES

15.1	The addresses of the Parties hereto for the purposes of any notice or communication to be made under this Agreement are the following:

If to Seller:	MEFLUR, S.L.
	Address:	Monzón (Huesca), Polígono Industrial Paules, C/ Eugenio de Usandizaga, P47A
	Attention:	Mr. Bernabé-Simón Noya Mur
	Fax:	34 976 46 89 50

With a copy to:	Mr. Bernabé-Simón Noya Mur

If to Buyer:	EURONET MEFLUR MOVILCARGA, S.L.

	Address:	C/ Velazquez 110 (Madrid 28006), Spain
	Attention:	Thierry-Marc Michel
	Fax:	34 91 590 25 90

With a copy to:		EURONET

	Address:	2nd Floor Kelting House, Southernhay, Basildon, Essex SS14 UN, United Kingdom
	Attention:	Jeff Newman
	Fax:	00 33 1268 242 224

If to Guarantor:	EURONET WORLDWIDE, INC.

	Address:	4601 College Boulevard, Leawood, Kansas
	Attention:	Michael J. Brown
	Fax:	00331268242224

With a copy to:		EURONET

	Address:	2nd Floor Kelting House, Southernhay, Basildon, Essex SS14 UN, United Kingdom
	Attention:	Jeff Newman
	Fax:	00 33 1268 242 224

If to Euronet Holding:	Euronet Spanish Holdco, S.L.

	Address:	C/ Velazquez 110 (Madrid 28006), Spain
	Attention:	Thierry-Marc Michel

	Fax:	34 91 590 25 90

With a copy to:		EURONET

	Address:	2nd Floor Kelting House, Southernhay, Basildon, Essex SS14 UN, United Kingdom
	Attention:	Jeff Newman
	Fax:	00 33 1268 242 224

If to Mr. Noya:	Mr. Bernabé-Simón Noya Mur

	Address:	Avda. Lérida, 5, 5º D
	Attention:	Mr. Bernabé-Simón Noya Mur
	Fax:	34 976 46 89 50

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above

15.2	All notices or other communications relating to this Agreement shall be made in writing in English or in Spanish, and are considered to be validly delivered to the relevant Party at the address mentioned in this Agreement or at such other address as such Party may specify through a notice served on the other Party as provided in this clause:|

(i) if delivered personally;

(ii) if delivered through a Notary Public, who attests to the fact that the notice has been delivered; or

(iii) if sent by courier, certified mail or fax, when proof of transmittal or receipt can be shown.

CLAUSE 16. APPLICABLE LAW AND ARBITRATION

16.1	This Agreement shall be governed by and interpreted according to Spanish law.

16.2	All the Parties hereby agree that every litigation, disagreement, question or claim arising from the execution or interpretation of the current Agreement or, directly or indirectly, related to it (except for the ones referred to the calculation of EBITDA, where clause 3.3.3. (ii), shall be applicable, and when an specific independent expert or auditor is appointed in this Agreement), will be definitively settled by Law Arbitration (“Arbitraje de Derecho”) by one (1) arbitrator within the framework of the Court of Arbitration of Madrid, of the Official Chamber of Commerce and Industry of Madrid, to which the administration of the arbitration and the designation of the arbitrator according to its Rules and Statutes are hereby commended.

Equally, All the Parties expressly state their compromise to comply with the arbitration award that shall be pronounced.